Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
TrueCar, Inc.;
Accu-Trade, LLC;
R.M. Hollenshead Auto Sales & Leasing, Inc.;
Robert M. Hollenshead;
and
Jeffrey J. Zamora
Dated as of February 8, 2019

TABLE OF CONTENTS
Page

ARTICLE I	DEFINITIONS 1

ARTICLE II	PURCHASE AND SALE 11

Section 2.1	Purchase and Sale of Purchased Interests and Issued Interests; Mutual Consent to Transfer 11

Section 2.2	Purchase Price; Capital Contribution and Other Closing Payments 11

Section 2.3	Allocation Certificate 12

Section 2.4	Tax Withholdings 12

ARTICLE III	THE CLOSING

Section 3.1	Closing Date 12

Section 3.2	Transactions to Be Effected at the Closing 12

ARTICLE IV	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY 14

Section 4.1	Organization and Standing 14

Section 4.2	Authorization and Legal Capacity 15

Section 4.3	Noncontravention 15

Section 4.4	Capitalization 15

Section 4.5	No Indebtedness 16

Section 4.6	No Subsidiaries 16

Section 4.7	Financial Statements 17

Section 4.8	Absence of Undisclosed Liabilities 17

Section 4.9	Absence of Certain Changes 17

Section 4.10	Litigation 20

Section 4.11	Compliance with Laws 20

Section 4.12	Material Contracts 21

Section 4.13	Intellectual Property 22

Section 4.14	Benefit Plans; Independent Contractors; Employes 24

Section 4.15	Taxes 25

Section 4.16	Real Property 27

Section 4.17	Insurance 27

Section 4.18	Sufficiency of Assets; No Encumbrances; Title 27

Section 4.19	Customers and Suppliers 27

Section 4.20	Related Party Transactions 28

Section 4.21	Government Contracts 29

Section 4.22	Brokers 29

Section 4.23	Data Protection; Privacy 29

Section 4.24	IT Assets 29

Section 4.25	Books and Records 29

Section 4.26	No Other Representations and Warranties 30

ARTICLE IV.A	REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS 30

Section 4.1A	Organization and Power 30

Section 4.2A	Authority 30

Section 4.3A	Noncontravention 30

Section 4.4A	Ownership 31

Section 4.5A	No Litigation 31

Section 4.6A	Brokers 31

ARTICLE V	REPRESENTATIONS AND WARRANTIES REGARDING OF BUYER 31

Section 5.1	Organization and Power 31

Section 5.2	Authority 31

Section 5.3	Noncontravention 32

Section 5.4	No Litigation 32

Section 5.5	Brokers 32

Section 5.6	Investor Representations and Warranties 33

Section 5.7	Financial Statements 33

Section 5.8	Buyer’s IT Assets 33

ARTICLE VI	COVENANTS 33

Section 6.1	Expenses 33

Section 6.2	Taxes 34

Section 6.3	Termination of Affiliate Transactions and Amounts 34

Section 6.4	Confidentiality 34

ARTICLE VII	INDEMNIFICATION 35

Section 7.1	Survival 35

Section 7.2	Indemnification by the Company and the Sellers 35

Section 7.3	Indemnification by Buyer 38

Section 7.4	Indemnification Procedures 39

Section 7.5	No Contribution from the Company 40

Section 7.6	Adjustment to Purchase Price 41

Section 7.7	Other Limitations 41

ARTICLE VIII	MISCELLANEOUS 41

Section 8.1	Notices 41

Section 8.2	Severability 42

Section 8.3	Counterparts 42

Section 8.4	Entire Agreement; No Third Party Beneficiaries 42

Section 8.5	Governing Law 42

Section 8.6	Consent to Jurisdiction 42

Section 8.7	Assignment 43

Section 8.8	Construction 43

Section 8.9	Time of Essence 44

Section 8.10	Amendment; Waiver 44

Section 8.11	Further Assurances 44

Section 8.12	Specific Performance 45

Section 8.13	Sellers’ Representative 45

Section 8.14	No Commitment for Additional Financing 46

Section 8.15	Seller Release 46

EXHIBITS:
Exhibit A    Form of A&R LLC Agreement
Exhibit B    Form of Escrow Agreement
Exhibit C    Allocation Certificate
Exhibit D    Form of Assignment of Membership Interests
Exhibit E    Form of SDLA
Exhibit F    Form of Galves Data License Agreement
Exhibit G    Form of RHAS Guaranty Agreement
Exhibit H    Form of Assignment Agreement
Exhibit I    Form of AutoTech Personnel Services Agreement

Exhibit J    Form of AutoDev Development Agreement
This MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated February 8, 2019 (this “Agreement”), is entered into by and among TrueCar, Inc., a Delaware corporation (“Buyer”), Accu-Trade, LLC, a Delaware limited liability company (the “Company”), R.M. Hollenshead Auto Sales & Leasing, Inc., a Florida corporation (“RHAS”), Robert M. Hollenshead (individually in his capacity as a Seller and as the Sellers’ Representative) and Jeffrey J. Zamora (RHAS, Robert M. Hollenshead and Jeffrey J. Zamora collectively, the “Sellers” and each a “Seller”).
WHEREAS, prior to the date hereof, the Sellers, in accordance with Section 605.1041 of the Florida Revised Limited Liability Company Act and Section 18-214 of the Delaware Limited Liability Company Act, caused the Company to convert from a limited liability company organized under the laws of the State of Florida into a limited liability company organized under the laws of the State of Delaware (the “Conversion”);
WHEREAS, the Sellers collectively own all of the issued and outstanding equity interests of the Company (collectively, the “Pre-Closing Interests”);
WHEREAS, upon the terms and conditions set forth in this Agreement, (i) Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, a portion of their equity interests of the Company (the “Purchased Interests”) and (ii) Buyer desires to make a contribution to the capital of the Company in exchange for, and the Company desires to issue to Buyer, Class A Units and Class A Capital (the “Issued Interests” and, collectively with the “Purchased Interests,” the “Acquired Interests”), such that after the Closing, Buyer shall own the Class A Units and Class A Capital set forth opposite Buyer’s name on the Information Exhibit to the A&R LLC Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer, the Sellers and the Company are entering into an amended and restated limited liability agreement of the Company, in the form attached hereto as Exhibit A (the “A&R LLC Agreement”), pursuant to which the Pre-Closing Interests of the Sellers, other than the Purchased Interests, are being converted into the Class A Units and Class A Capital as and in the amounts set forth opposite each Seller’s respective name on the Information Exhibit to the A&R LLC Agreement; and
WHEREAS, concurrently with the execution and delivery of this Agreement, the Sellers and the Company are entering into an assignment agreement in the form attached hereto as Exhibit H (the “Assignment Agreement”).
NOW, THEREFORE, in consideration of the premises, and the mutual covenants, representations, warranties and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings:
“A&R LLC Agreement” shall have the meaning set forth in the Recitals to this Agreement.
“Acquired Interests” shall have the meaning set forth in the Recitals to this Agreement.
“Action” means any action, notice, claim, charge, complaint, demand, dispute, proceeding, suit, hearing, litigation, arbitration, audit, inquiry or investigation (whether civil, criminal, administrative, judicial or investigative), or any appeal therefrom.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such first Person. For purposes of this Agreement, an “Affiliate” of a Person that is a natural person shall also be deemed to include all immediate family members (including spouses) of such natural person.

“Agreement” shall have the meaning set forth in the Preamble of this Agreement.
“Allocation Certificate” shall have the meaning set forth in Section 2.2(a).
“Assignment Agreement” shall have the meaning set forth in the Recitals to this Agreement.
“Assignments of Membership Interests” shall have the meaning set forth in Section 3.2(a)(i).
“AutoDev Development Agreement” shall have the meaning set forth in Section 3.2(a)(xv).
“AutoTech Personnel Services Agreement” shall have the meaning set forth in Section 3.2(a)(xiv).
“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 4.2.
“Business Day” means any day other than a Saturday or Sunday, a legal holiday in the City of New York or any day banks in the City of New York are authorized or required to be closed.
“Business Intellectual Property” shall have the meaning set forth in Section 4.13(b).
“Buyer” shall have the meaning set forth in the Preamble of this Agreement.
“Buyer Indemnified Parties” shall have the meaning set forth in Section 7.2(a).
“Capital Contribution” shall have the meaning set forth in Section 2.2(b).
“Carried-Forward Amount” shall have the meaning set forth in Section 7.2(g)(iv).
“CERCLA” shall have the meaning set forth in the definition of “Environmental Laws.”
“Chosen Courts” shall have the meaning set forth in Section 8.6(a).
“Claim” or “Claims” shall have the meaning set forth in Section 7.4(a).
“Claim Dispute” shall have the meaning set forth in Section 7.4(b).
“Claim Notice” shall have the meaning set forth in Section 7.4(a).
“Claim Response” shall have the meaning set forth in Section 7.4(b).
“Class A Capital” shall have the meaning set forth in the A&R LLC Agreement.
“Class A Units” shall have the meaning set forth in the A&R LLC Agreement.
“Closing” shall have the meaning set forth in Section 3.1.
“Closing Consideration” shall have the meaning set forth in Section 2.2(a).
“Closing Date” shall have the meaning set forth in Section 3.1.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statutes, and the rules and regulations promulgated thereunder.
“Company” shall have the meaning set forth in the Preamble of this Agreement and shall include the Company both before and after the Conversion.
“Company In-Licenses” shall have the meaning set forth in Section 4.13(b).

“Company Intellectual Property” shall mean all Intellectual Property owned by the Company or otherwise set forth on Schedule 1.1.
“Company Out-Licenses” shall have the meaning set forth in Section 4.13(b).
“Company Proprietary Software” shall mean all Software owned by the Company, including Software that has been developed by or on behalf of the Company as of the Closing, or otherwise set forth on Schedule 1.2.
“Company Released Parties” shall have the meaning set forth in Section 8.15.
“Company Source Code” shall mean all Source Code for any Company Proprietary Software.
“Company Systems” shall have the meaning set forth in Section 4.23.
“Consent” shall have the meaning set forth in Section 4.3(a).
“Contract” means any contract, agreement, arrangement, promise, lease, note, bond, mortgage, license, purchase order or other binding commitment to any Person (in each case, whether written or oral).
“Control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise).
“Conversion” shall have the meaning set forth in the Recitals to this Agreement.
“Customers” shall have the meaning set forth in Section 4.19(a).
“Default Offset” shall have the meaning set forth in Section 7.2(g)(vi).
“Defense Notice” shall have the meaning set forth in Section 7.4(c).
“De Minimis Amount” shall have the meaning set forth in Section 7.2(b).
“Disclosure Schedules” means the Disclosure Schedules attached to this Agreement.
“Employee Benefit Plan” means any plan, program, arrangement or agreement that is a pension, profit-sharing, Code Section 401(k) plan, savings, retirement, employment, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, unit purchase, option, phantom unit or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, vision, accident, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company is the owner, the beneficiary or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, whether written or oral, including any (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA or (ii) other employee benefit plan, fund, agreement, program, policy, arrangement or practice, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), under which the Company, or any of its ERISA Affiliates, current or former officers, employees, directors, retirees or independent contractors or any spouse, dependent or beneficiary thereof, has any present or future right to benefits.
“Encumbrance” means any lien, claim, hypothecation, mortgage, deed of trust, encumbrance, security interest, equitable interest, pledge, option, license, charge, judgment, attachment, easement, servitude, right of way, encroachment, restriction on transfer, restriction on voting, option, preferential arrangement or preemptive right, right of first refusal or negotiation, conditional sale agreement or other title retention agreement or other restriction or adverse claim of any kind or any other encumbrance or exception to title of any kind.

“Environmental Laws” means all federal, state, local and foreign Laws and regulations relating to pollution or the environment, health, safety, natural resources or Hazardous Materials, including Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials and all Laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”); the Resource Conservation and Recovery Act of 1976 (“RCRA”); the Hazardous Materials Transportation Act; the Toxic Substances Control Act; the Federal Water Pollution Control Act Amendments of 1972; the Clean Air Act; the Safe Drinking Water Act; the Atomic Energy Act of 1946; the Insecticide Act of 1910; and the Federal Food, Drug, and Cosmetic Act.
“Equity Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for, redeem or acquire, or any options, warrants, calls, puts or commitments relating to, or any equity appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, any share of capital stock, membership interest or other equity interest of such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity which, together with the Company, would be treated as a single employer under Code Section 414 or ERISA Section 4001(b).
“Escrow Account” shall have the meaning set forth in Section 2.2(c).
“Escrow Agent” shall have the meaning set forth in Section 2.2(c).
“Escrow Agreement” shall have the meaning set forth in Section 2.2(c).
“Escrow Amount” shall mean $2,000,000.
“Escrow Funds” means the funds held pursuant to the Escrow Agreement from time to time.
“Filing” shall have the meaning set forth in Section 4.3(a).
“Financial Statements” shall have the meaning set forth in Section 4.7(a).
“Fundamental Representations” shall have the meaning set forth in Section 7.1.
“GAAP” means United States generally accepted accounting principles.
“Galves Data License Agreement” shall have the meaning set forth in Section 3.2(a)(x).
“Government Contract” means any (i) prime Contract, agreement, arrangement or other type of Contract, including any modification, addendum or renewal, with a Governmental Entity to which the Company is party or by which the Company is bound, or (ii) any subcontract at any tier with a higher-tier contractor, including any contractor party to any Contract described in part (i) above, that supports a Contract with a Governmental Entity to which the Company is a party or by which the Company is bound.
“Governmental Entity” means any federal, foreign, state, county, municipal, provincial or local governmental authority, court, judicial body, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department, commission, board, bureau, branch, division, ministry or instrumentality of any of the foregoing, and any employee or agent thereof acting in such capacity.
“Hazardous Materials” means (i) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas and (ii) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants”, or words of similar import, under any Environmental Law.
“Indebtedness” means, with respect to any Person, any Liability of such Person relating to: (i) indebtedness issued or incurred for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such other Person), whether current, short term or long term, or secured or unsecured; (ii) obligations to pay deferred purchase or acquisition price of property or services (including the maximum amount of any potential earnout payments), other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business and consistent with such Person’s customary trade practices; (iii) capital lease obligations (determined in accordance with GAAP), whether short term or long term; (iv) negative cash balances and customer deposits; (v) Liabilities secured by any Encumbrance on any property owned or leased by such Person; (vi) Liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates; (vii) any indebtedness evidenced by any note, bond, debenture mortgage or other debt instrument or debt security and any Liabilities under any letters of credit, performance bonds, bankers acceptances or similar obligations; (viii) all interest, prepayment penalties fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vii); and (ix) all indebtedness of the type referred to in the foregoing clauses (i) through (viii) which is directly or indirectly guaranteed by such Person (including guarantees in the form of an agreement to repurchase or reimburse and intercompany debts and guarantees) whether or not the respective indebtedness so secured has been assumed by such Person. For the avoidance of doubt, the “Indebtedness” of the Company shall include Indebtedness due from the Company to a Related Person.
“Indemnified Party” shall have the meaning set forth in Section 7.4(a).
“Indemnifying Party” shall have the meaning set forth in Section 7.4(a).
“Intellectual Property” means all intellectual property and proprietary rights in any jurisdiction throughout the world, including the United States and foreign countries and jurisdictions, whether registered or unregistered, including and in and to the following: (i) patents, patent applications, patent disclosures, statutory invention registrations, utility models and industrial designs, and all registrations and applications therefor, including any continuations, divisionals, renewals, extensions, revisions, re-examinations, provisionals, continued prosecutions, continuations-in-part or reissues of patent applications and patents issuing thereon and applications for any of the foregoing; (ii) trademarks, service marks, trade names, logos, service names, brand names, slogans, trade dress, designs, business names, corporate names and all other designations of source or origin, in each case, together with all common law rights thereto and goodwill associated therewith, whether registered or unregistered, and all registrations, renewals and applications to register any of the foregoing with any agency or authority; (iii) copyrights, copyrightable works and subject matter, including rights in databases and data collections (including knowledge databases, customer lists and customer databases), mask works and other works of authorship, whether registered or unregistered, and all applications, registrations, extensions and renewals thereof, and any moral rights of any of the foregoing; (iv) internet domain name registrations and applications therefor, social media accounts and names, social network IDs, usernames, user IDs and identification numbers, web sites and web addresses; (v) inventions, trade secrets and confidential business information, whether or not patentable and whether or not reduced to practice, including all confidential technologies, techniques, protocols, methods, formulae, processes, compositions, algorithms, specifications, architectures, layouts, models, methodologies, research and development information, drawings, specifications, designs, plans, proposals, know-how, technical and clinical data, shop rights, financial, marketing and business data, pricing and cost information, business, financial and marketing plans and proposals and customer and supplier lists and information; (vi) Software; and (vii) copies, media and other tangible embodiments and descriptions of any of the foregoing (in whatever form or medium).
“Issued Interests” shall have the meaning set forth in the Recitals to this Agreement.

“Knowledge of the Sellers” and “Sellers’ Knowledge” means the actual knowledge of Robert M. Hollenshead, Jeffrey J. Zamora, Ted Reimel and James Sibel.
“Law” means any domestic or foreign, federal, state, provincial or local statute, treaty, law (including common law), ordinance, rule, administrative interpretation, regulation, Order, legal process (including any zoning or land use law or ordinance), building code, communications law, Environmental Law, Tax law, securities, stock exchange, blue sky, civil rights, employment, labor or occupational health and safety law or regulation or other requirement of any Governmental Entity.
“Leased Real Property” means any real property used, leased or subleased by the Company.
“Liability” means any debt, liability, loss, cost, expense, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, asserted or unasserted, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, due or to become due, fixed, absolute, contingent or otherwise.
“License Fee Offset” shall have the meaning set forth in Section 7.2(g).
“Losses” means any actual out-of-pocket losses, liabilities, fees, fines, penalties, interest, settlements, amounts paid in settlement, costs and expenses (including expenses for investigation and defense and reasonable attorney’s fees and reasonable costs of expert witnesses); provided, however, “Losses” shall not include punitive, incidental, consequential, special or indirect damages (including lost profits, diminution in value and any damages based on any type of multiple), except if and solely to the extent any such damages are recovered against an Indemnified Party pursuant to a Third Party Claim.
“Material Adverse Effect” means any event, change, occurrence, circumstance, development, condition or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (i) the business, results of operations, financial condition or assets of the Company, or (ii) the ability of the Sellers to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (1) general economic or political conditions; (2) conditions generally affecting the industries in which the Company operates; (3) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (4) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (5) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (6) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (7) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of customers, suppliers, or others having relationships with the Company; (8) any natural or man-made disaster or acts of God; or (9) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); except in the case of clauses (1), (2), (4), (6) or (8), to the extent that such event, occurrence, fact, condition or change would reasonably be expected to have a materially disproportionate impact on the Company as compared to other companies in the used car valuation industry.
“Material Contracts” shall have the meaning set forth in Section 4.12(a).
“Monthly Limit” shall have the meaning set forth in Section 7.2(g).
“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.
“Offset Notice” shall have the meaning set forth in Section 7.2(g).

“Off-the-Shelf Software” means any Software that is mass-marketed, commercially available on a non-exclusive license basis on generally standard terms, such as available by a “shrink wrap,” “click wrap,” “click through” or “browse wrap” license, and with a replacement cost or aggregate annual license, subscription and maintenance fees of no more than $10,000.
“Open Source Software” shall mean any Software (in Source Code or Object Code form) that is subject to (i) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (ii) any other license or other agreement that requires, as a condition of the use, modification or distribution of Software subject to such license or agreement, that such Software or other Software linked with, called by, combined or distributed with such Software be (w) disclosed, distributed, made available, offered, licensed or delivered in Source Code form, (x) licensed for the purpose of making derivative works, (y) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (z) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.
“Order” means any order, writ, injunction, judgment, ruling, assessment, settlement, compromise, arbitration award, plan or decree entered, issued, made, approved or rendered by any Governmental Entity or arbitration tribunal.
“Organizational Documents” means the organizational documents of a non-natural Person, including, as applicable, the charter, articles or certificate of incorporation, bylaws, articles of organization or certificate of formation, operating agreement or similar governing documents, as amended.
“Permit” means any approval, consent, license, permit, waiver, filing, qualification, exemption or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law and any applications for any of the foregoing.
“Permitted Encumbrances” means (i) liens for Taxes, assessments and other governmental charges not yet due and payable and (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not yet due and payable.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, association, organization, Governmental Entity or other entity.
“Personally Identifiable Information” means information from or about an identified individual person, the collection, use, processing, storage, disclosure or management of which is restricted under any Law, including but not limited to (i) personally identifiable information (e.g., name, address, telephone number, email address, financial account number, credit card number, debit card number, pin code, government-issued identifier, health information, geo-location information and any other data used or intended to identify, contact or precisely locate a person); and (ii) Internet Protocol address or other persistent identifiers.
“Pre-Closing Interests” shall have the meaning set forth in the Recitals to this Agreement.
“Pro Rata Share” means, with respect to any given Seller, the percentage share set forth opposite such Seller’s name on the Allocation Certificate.
“Public Official” means (i) any officer, employee or representative of any Governmental Entity, (ii) any officer, employee or representative of any commercial enterprise that is owned or Controlled by a Governmental Entity, including any state-owned or Controlled medical facility, (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank, (iv) any Person acting in an official capacity for any Governmental Entity, enterprise or public international organization identified in clause (iii) and (v) any political party, party official or candidate for political office.
“Purchase Price” shall have the meaning set forth in Section 2.2(a).

“Purchased Interests” shall have the meaning set forth in the Recitals to this Agreement.
“Qualification” means the use of “materiality,” “material,” “Material Adverse Effect,” “in all material respects” or similar materiality qualification (but not including “knowledge”).
“RCRA” shall have the meaning set forth in the definition of “Environmental Laws.”
“Reassumption Notice” shall have the meaning set forth in Section 7.4(d).
“Recent Balance Sheet” shall have the meaning set forth in Section 4.7(a).
“Recent Balance Sheet Date” shall have the meaning set forth in Section 4.7(a).
“Registered Company Intellectual Property” shall mean all Company Intellectual Property that has been issued by, or registered with, or is the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, or internet domain registrar.
“Related Person” means any of the Sellers, any of their respective Affiliates, any current or former members, managers or officers of the Company, any immediate family members of any of the foregoing and any Person in which any of the foregoing or the Company has a direct or indirect beneficial ownership representing at least 25% of the outstanding voting power of such Person.
“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, or disposal into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata).
“Released Claims” shall have the meaning set forth in Section 8.15.
“Representatives” means, with respect to any Person, its employees, officers, independent contractors, directors, members, managers, investment bankers, attorneys, accountants or agents and their respective Affiliates.
“Response Period” shall have the meaning set forth in Section 7.4(b).
“RHAS” shall have the meaning set forth in the Preamble of this Agreement.
“RHAS Guaranty Agreement” shall have the meaning set forth in Section 3.2(a)(xi).
“SDLA” shall have the meaning set forth in Section 3.2(a)(ix).
“Seller” and “Sellers” shall each have the meaning set forth in the Preamble of this Agreement.
“Seller Indemnified Parties” shall have the meaning set forth in Section 7.3(a).
“Seller Releasing Parties” shall have the meaning set forth in Section 8.15.
“Sellers’ Representative” shall have the meaning set forth in Section 8.13(a).
“Software” means all computer programs (including any and all software implementation of algorithms, models and methodologies, whether in Source Code or Object Code), assemblers, applets, compilers, interfaces, applications, utilities, diagnostics and embedded systems, tools, firmware and databases and computations (including any data and collections of data), each of the foregoing in any form or format, and documentation (including user manuals and training materials) relating to any of the foregoing.
“Source Code” means computer software that may be displayed or printed in human-readable form, including all related programmer comments, annotations, flowcharts, diagrams or instructions, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.

“Specified Instances” means (i) the use of the word “material” in Section 4.7(b) (Financial Statements), (ii) the use of the word “Material Adverse Effect” in Section 4.9(a) (Absence of Certain Changes), (iii) the use of the word “material” in the third sentence of Section 4.11(a) (Compliance with Laws), (iv) all uses of the word “material” in Section 4.12(a) (Material Contracts), (v) the use of the word “material” in Section 5.7 (Financial Statements) and (vi) the use of the word “Material” when used in the defined terms “Material Contracts,” “Material Adverse Effect” and “Hazardous Materials.”
“Subcontractors” shall have the meaning set forth in Section 4.19(b).
“Subsidiary” and “Subsidiaries” means, in respect of any Person, any Person of which such first Person (either alone or together with other Subsidiaries of such first Person) owns, directly or indirectly, an amount of voting securities or other voting interests sufficient to elect at least a majority of the board of directors or other governing body of such second Person (or, if there are no such voting interests, more than 50% of the outstanding equity or financial interests of such second Person).
“Suppliers” shall have the meaning set forth in Section 4.19(c).
“Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means with respect to any Person (i) any foreign, federal, state, county or local income, alternative minimum, sales, use, ad valorem, value added, excise, franchise, real and personal property, transfer, gross receipt, windfall profits, capital stock, capital gains, production, business and occupation, disability, employment, social security, payroll, customs duties, severance, environmental (including taxes under Section 59A of the Code) or withholding tax, Transfer Taxes and other taxes, fees, duties, levies, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing imposed by any Governmental Entity (including the obligations to escheat or otherwise turn over unclaimed property or assets of such Person), any interest, fines, assessments, penalties (civil or criminal) and additions to Tax related thereto or to the nonpayment thereof and (ii) any Liability of any other Person in respect of any items described in clause (i) above by (x) reason of being a transferee or successor or pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or (y) Contract or otherwise.
“Taxing Authority” means any Governmental Entity exercising (or purporting to exercise) any authority with respect to any Tax.
“Tax Return” means any return, declaration, report, estimate, claim for refund or information return or statement (including any related or supporting estimates, elections, statements or information) relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.
“Third Party Claim” shall have the meaning set forth in Section 7.4(a).
“Threshold Indemnity Amount” shall have the meaning set forth in Section 7.2(c).
“Transaction Documents” means this Agreement, the Escrow Agreement, the A&R LLC Agreement, the Assignments of Membership Interests, the SDLA, the Galves Data License Agreement, the RHAS Guaranty Agreement, the Assignment Agreement and any other agreements, instruments or documents entered into pursuant to this Agreement.
“Transfer Taxes” means any and all transfer, documentary, sales, use, stock, filing, permit, license, stamp, registration, value added, recording and other similar Taxes and fees (together with all recording expenses and notarial fees) attributable to, imposed upon or arising from or in connection with the consummation of the transactions contemplated by this Agreement, but, for the sake of clarity, excluding any income, gain, franchise or excise Taxes payable with respect to the transactions contemplated by this Agreement.
“Treasury Regulations” means the income Tax regulations promulgated under the Code, as such regulations may be amended from time to time.

ARTICLE II
PURCHASE AND SALE

Section 2.1    Purchase and Sale of Purchased Interests and Issued Interests; Mutual Consent to Transfer. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) each Seller shall assign, transfer and convey to Buyer all right, title and interest in, to and under the Purchased Interests held by such Seller free and clear of any and all Encumbrances (other than transfer restrictions under applicable federal and state securities Laws, and transfer restrictions and other Encumbrances in the A&R LLC Agreement), in exchange for the aggregate payment of the Purchase Price to be received by the Sellers as set forth in Section 2.2(a) and such Seller’s Pro-Rata Share of any disbursements from the Escrow Account made pursuant to Section 2.2(c) and the Escrow Agreement; and (b) the Company shall assign, transfer and convey to Buyer all right, title and interest in, to and under the Issued Interests free and clear of any and all Encumbrances (other than transfer restrictions under applicable federal and state securities Laws, and transfer restrictions and other Encumbrances in the A&R LLC Agreement), in exchange for the payment of the Capital Contribution to be received by the Company as set forth in Section 2.2(b). For the avoidance of doubt, the Company and each Seller hereby consent to the transactions contemplated by this Agreement and the other Transaction Documents, including those set forth in this Section 2.1, and, in each case, waive any and all rights of first refusal, restrictions on transfer or other rights pertaining to such transactions, whether arising under any limited liability company agreement or other Organizational Documents of the Company or otherwise.

Section 2.2    Purchase Price; Capital Contribution and Other Closing Payments.

(a)    At the Closing, Buyer shall pay to the Sellers an amount equal to $17,915,000 (the “Purchase Price”) less the Escrow Amount (the “Closing Consideration”), in exchange for the Purchased Interests. The Closing Consideration shall be allocated among and paid to each Seller in the amounts set forth on the certificate delivered by the Sellers’ Representative pursuant to Section 2.3 (the “Allocation Certificate”), by wire transfer of immediately available funds to the accounts designated in the Allocation Certificate.

(b)    At the Closing, Buyer shall pay to the Company an amount equal to $5,000,000 (the “Capital Contribution”), in exchange for the Issued Interests.

(c)    At the Closing, Buyer shall deposit the Escrow Amount into an escrow account (the “Escrow Account”) for the purpose of satisfying amounts owed by the Company and/or the Sellers pursuant to Article VII. The Escrow Account will be established as of the Closing Date and held, paid and released pursuant to an Escrow Agreement entered into by and among the Sellers’ Representative, Buyer and U.S. Bank, N.A. (the “Escrow Agent”), in substantially the form of Exhibit B attached hereto (the “Escrow Agreement”). On the first anniversary of the Closing, an amount equal to $1,000,000, less the amount of any claims previously satisfied from the Escrow Account and less the amount of any then pending claims under Article VII, shall be released to the Sellers (in accordance with their respective Pro Rata Share) (but subject to any Tax withholding to the extent applicable). On the second anniversary of the Closing, all remaining amounts held in the Escrow Account, less the amount of any then pending claims under Article VII, shall be released to the Sellers (in accordance with their respective Pro Rata Share) (but subject to any Tax withholding to the extent applicable). Amounts withheld from release with respect to pending claims under Article VII shall not be released from the Escrow Account until all such claims are finally resolved and satisfied. The Escrow Funds shall be held as a trust fund and shall not be subject to any encumbrance, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

Section 2.3    Allocation Certificate. Attached hereto as Exhibit C is the Allocation Certificate, setting forth (i) the amount to be paid to each Seller at the Closing, as contemplated by Section 2.2(a), (ii) wire transfer instructions for each such payment and (iii) each Seller’s respective Pro Rata Share and any other amounts payable hereunder to the Sellers. Each Seller hereby acknowledges and agrees that the payments to the Sellers contemplated by Section 2.2(a) and each Seller’s respective Pro Rata Share of the Escrow Funds and any other amounts payable hereunder to the

Sellers as set forth on the Allocation Certificate accurately reflect each Seller’s entitlements to payments pursuant to this Agreement.

Section 2.4    Tax Withholdings. Buyer, the Company and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom pursuant to the Code or any applicable provision of state, local or foreign Tax Law. Any amounts so withheld shall be timely paid to the appropriate Taxing Authority and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
THE CLOSING

Section 3.1    Closing Date. The closing of the transactions pursuant hereto (the “Closing”) shall take place remotely via electronic transmission immediately following the execution of this Agreement; provided, that if this Agreement is executed at any time other than between 9:00 a.m. and 5:00 p.m., Eastern time, on a Business Day, then the Closing shall take place at 10:00 a.m., Eastern time, on the next succeeding Business Day, or at such other time, date and place as the Sellers’ Representative and Buyer may mutually agree upon in writing (the date on which the Closing actually occurs, the “Closing Date”).

Section 3.2    Transactions to be Effected at the Closing.

(a)    At the Closing, the Sellers’ Representative shall deliver (or cause to be delivered) to Buyer the following documents:

(i)    an assignment of membership interests, in the form attached hereto as Exhibit D (the “Assignments of Membership Interests”), evidencing the transfer of the Purchased Interests from such Seller to Buyer, in each case, free and clear of any and all Encumbrances (other than transfer restrictions under applicable federal and state securities Laws, and transfer restrictions and other Encumbrances in the A&R LLC Agreement), duly executed by each Seller, together with the original unit certificates representing the Purchased Interests (if certificated), duly endorsed in blank (or accompanied by unit powers duly executed in blank) by such Seller for transfer to Buyer, as applicable;

(ii)    the Escrow Agreement, duly executed by the Sellers’ Representative;

(iii)    a statement from each Seller certifying such Seller’s non-foreign status in accordance with Code Section 1445(b)(2) and the regulations promulgated thereunder, in each case in form and substance satisfactory to Buyer;

(iv)    a validly completed and duly executed W-9 from each Seller;

(v)    the A&R LLC Agreement, duly executed by each Seller;

(vi)    a certificate, dated as of the Closing Date and duly executed on behalf of the Company by its Manager or other authorized officer, certifying (A) the plan of conversion approved by the Company in accordance with Section 605.1041 of the Florida Revised Limited Liability Company Act, (B) the articles of conversion duly filed in the State of Florida to effect the Conversion in accordance with Section 605.1041 of the Florida Revised Limited Liability Company Act, (C) the certificate of conversion duly filed in the State of Delaware to effect the Conversion in accordance with Section 18-214 of the Delaware Limited Liability Company Act, (D) the certificate of formation of the Company duly filed in the State of Delaware and in effect as of the Closing Date, (E) the limited liability company agreement of the Company in effect as of the Closing Date, (F) the names of the officers or other authorized representatives of the Company that are authorized to sign this Agreement, the other Transaction Documents and any other agreements or instruments to be delivered pursuant to this Agreement, together with the true signatures of such officers, and (G) the resolutions of the members and the managers of the Company approving this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby in accordance with applicable Law;

(vii)    a certificate of good standing with respect to the Company, from the Secretary of State of the State of Delaware, and any other jurisdiction in which the Company is qualified to transact business, in each case, dated no more than five Business Days prior to the Closing Date;

(viii)    each Consent listed on Schedule 3.2(a), in each case in form and substance satisfactory to Buyer;

(ix)    a software and data license agreement, in the form attached hereto as Exhibit E (the “SDLA”), duly executed by the Company;

(x)    a data license agreement, in the form attached hereto as Exhibit F (the “Galves Data License Agreement”), duly executed by the Company and Galves Market Data, LLC;

(xi)    a guaranty agreement, in the form attached hereto as Exhibit G (the “RHAS Guaranty Agreement”), duly executed by the Company and RHAS;

(xii)    the Assignment Agreement, duly executed by the Company and each Seller;

(xiii)    the Personnel Services Agreement, in the form attached hereto as Exhibit I (the “AutoTech Personnel Services Agreement”), duly executed by AutoTech Logistics, LLC, a Pennsylvania limited liability company; and

(xiv)    the Development Agreement, in the form attached hereto as Exhibit J (the “AutoDev Development Agreement”), duly executed by AutoDev, LLC, a California limited liability company.

(b)    At the Closing, Buyer shall:

(i)    make the payments set forth in Sections 2.2(a), (b) and (c);

(ii)    deliver (or cause to be delivered) to the Sellers’ Representative counterpart signature pages to the Assignments of Membership Interests, duly executed by Buyer;

(iii)    deliver (or cause to be delivered) to the Sellers’ Representative a counterpart signature page to the A&R LLC Agreement, duly executed by Buyer;

(iv)    deliver (or cause to be delivered) to the Sellers’ Representative a counterpart signature page to the SDLA, duly executed by Buyer;

(v)    deliver (or cause to be delivered) to the Sellers’ Representative a counterpart signature page to the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(vi)    deliver (or cause to be delivered) to the Sellers’ Representative a certificate, dated as of the Closing Date and duly executed on behalf of Buyer by its Secretary or other authorized officer, certifying (A) the Certificate of Incorporation of Buyer duly filed in the State of Delaware and in effect as of the Closing Date, (B) the Bylaws of Buyer in effect as of the Closing Date, (C) the names of the officers or other authorized representatives of Buyer that are authorized to sign this Agreement, the other Transaction Documents and any other agreements or instruments to be delivered pursuant to this Agreement, together with the true signatures of such officers, and (D) an appropriately redacted copy of the resolutions of the Board of Directors of Buyer approving this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby in accordance with applicable Law; and

(vii)    deliver (or cause to be delivered) to the Sellers’ Representative a certificate of good standing with respect to Buyer, from the Secretary of State of the State of Delaware, dated no more than five Business Days prior to the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company and the Sellers hereby, jointly and severally, represent and warrant to Buyer the following as of the Closing (except to the extent such representations and warranties expressly relate to a specific date, in which case the representations and warranties shall be true as of such specific date), except as set forth in the section or subsection of the Disclosure Schedules corresponding to the particular section or subsection of this Article IV:
Section 4.1    Organization and Standing. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite limited liability company power, legal right and authority and possesses all material governmental franchises, licenses, Permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets, to execute and deliver this Agreement and the other Transaction Documents, to issue and sell the Issued Interests to Buyer, to carry out the other provisions of this Agreement and the other Transaction Documents and to carry on its business as presently conducted. The Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification or good standing necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Schedule 4.1 sets forth (i) a complete and accurate list of all jurisdictions in which the Company is qualified to do business as a foreign entity and (ii) a list of the directors and officers (or their equivalent) of the Company. Correct and complete copies of each of the Company’s Organizational Documents have been provided to Buyer. The Company is not in violation of or in breach of its Organizational Documents or other constituent documents.

Section 4.2    Authorization and Legal Capacity. The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company’s power and authority and have been duly and validly authorized by all necessary action on the part of the Company and no other proceeding on the part of the Company is necessary to authorize this Agreement or any other Transaction Document to which the Company is a party or to consummate the transactions contemplated hereby or thereby. Each of this Agreement and the other Transaction Documents to be entered into by the Company has been duly and validly authorized, executed and delivered and constitutes (assuming the due execution and delivery by each of the other parties hereto and thereto) a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, subject in all cases to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or debtors’ remedies and to general equitable principles (the “Bankruptcy and Equity Exception”).

Section 4.3    Noncontravention.

(a)    Except as set forth on Schedule 4.3(a), no consent, approval, license, Permit, Order or authorization (each, a “Consent”) of, or registration, declaration, notice or filing (each, a “Filing”) with, any Governmental Entity or other Person is required for or in connection with the execution and delivery of this Agreement or any other Transaction Document to which the Company is a party by the Company or the consummation of the transactions contemplated hereby or thereby.

(b)    Subject to making the Filings and obtaining the Consents set forth on Schedule 4.3(a), the execution, delivery and performance of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not (i) conflict with, violate or result in the breach of or default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to a right of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in a forfeiture under any of the terms and provisions of or impair the Company’s rights or alter the rights or obligations of any party under any provision of (A) the Organizational Documents of the Company, (B) any Law, Order or Permit applicable to the Company, its properties or assets or the business of the Company as presently conducted or (C) any Material Contract to which the Company is a party or by which the Company or its assets are bound or (ii) result in the imposition or creation of any Encumbrances on any Acquired Interests or any of the property or assets owned, leased or used by the Company, except in the cases of clauses (B) and (C), as would not reasonably be expected to have a Material Adverse Effect.

Section 4.4    Capitalization.

(a)    All of the issued and outstanding ownership, equity or capital interests of the Company are beneficially and of record owned by the Sellers as set forth on Schedule 4.4(a), free and clear of any and all Encumbrances (other than any Encumbrances provided for in the Company’s Organizational Documents). There are no authorized, issued or outstanding securities, bonds, debentures, notes or any other securities of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) or other equity interests or Equity Rights of the Company. All of the outstanding equity interests of the Company are duly authorized, validly issued, fully paid and non-assessable and have been issued in compliance with applicable federal, state and foreign securities Laws.

(b)    Except as expressly set forth in the A&R LLC Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any securities, bonds, debentures, notes or any other securities of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) or other equity interests or Equity Rights of the Company.

(c)    Except as set forth on Schedule 4.4(c), there are no declared or accrued but unpaid dividends or distributions with respect to any equity interests of the Company. No former owner, employee, agent or Representative of the Company or any other Person has any claim or potential claim with respect to, or any rights arising out of, the redemption or repurchase of such Person’s equity in the Company, whether against the Company or any of its past or current officers, members, managers, directors, employees or agents.

(d)    The Company has not granted any options and there are no Equity Rights in the Company or Contracts pursuant to which the Company is or could be required to issue or register its membership interests or other securities. There are no outstanding Equity Rights (other than this Agreement) pursuant to which the Company or any Seller is or may become obligated to issue, sell, purchase, return or redeem any of its membership interests or other securities of the Company. Except as provided in the Organizational Documents of the Company, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the any equity interests or Equity Rights of the Company.

(e)    None of the Acquired Interests are subject to, nor have any of them been issued in violation of, any purchase option, call, right of first refusal or offer or preemptive, subscription or similar rights under any provision of Law, the Organizational Documents of the Company or any Contract, agreement, instrument or understanding to which any Seller, the Company or any of the Acquired Interests are subject or by which any of them are bound.

(f)    The payments contemplated by Section 2.2(a) (including those based on each Seller’s Pro Rata Share) and the allocation of the obligations of the Sellers hereunder accurately reflect each Seller’s entitlements with respect to the payments, dividends or other distributions from the Company and all such payments and obligations are in accordance with the Organizational Documents of the Company and all other agreements or instruments providing for or affecting the allocation of entitlements with respect to such Persons. The Sellers, upon transfer pursuant hereto, will deliver to Buyer good, valid and marketable title to the Purchased Interests, free and clear of any and all Encumbrances (other than transfer restrictions under applicable federal and state securities Laws, and transfer restrictions and other Encumbrances in the A&R LLC Agreement). The Company, upon transfer pursuant hereto, will deliver to Buyer good, valid and marketable title to the Issued Interests, free and clear of any and all Encumbrances

(other than transfer restrictions under applicable federal and state securities Laws, and transfer restrictions and other Encumbrances in the A&R LLC Agreement). The transactions contemplated by this Agreement and the other Transaction Documents shall not give rise to any Equity Rights, preemptive rights or rights of first refusal with respect to any Acquired Interests and none of the Sellers otherwise have any rights with respect to the Acquired Interests, except as provided for in the Company’s Organizational Documents, which such rights have been irrevocably waived with respect to such transactions.

Section 4.5    No Indebtedness. Except as set forth on Schedule 4.5, there is no Indebtedness of the Company that is outstanding on the date hereof, nor is the Company obligated or committed to incur any Indebtedness. The Company is not a guarantor of any Indebtedness of any Person.

Section 4.6    No Subsidiaries. Except as set forth on Schedule 4.6, the Company has no Subsidiaries, nor has it ever had a Subsidiary, and the Company does not own, and has not ever owned or controlled, directly or indirectly, any shares of capital stock, limited liability company interests or other equity interests or Equity Rights in any other Person nor does the Company participate in any manner in any joint venture, partnership, agreement requiring the sharing of revenues, profits, costs or liabilities, agreement requiring the payment of royalties or similar arrangement with any other Person, except to the extent any of the Transaction Documents may constitute such an agreement. The Company is not, directly or indirectly, subject to any obligation or requirement to provide capital contributions to, lend money to or otherwise invest in, any Person. Since its inception the Company has not consolidated or merged with, acquired all or substantially of all of the assets of or acquired any equity interest in any Person.

Section 4.7    Financial Statements.

(a)    Attached to Schedule 4.7(a) are true, correct and complete copies of (i) the compiled balance sheet of the Company as of December 31, 2017 and the related compiled statements of operations, changes in members’ capital and cash flows for the year ended December 31, 2017, together with all related notes and schedules thereto and (ii) the compiled balance sheet of the Company as of September 30, 2018 (the “Recent Balance Sheet” and the date thereof the “Recent Balance Sheet Date”) and the related compiled statements of operations, changes in members’ equity and cash flows for the nine month period then ended, together with all related notes and schedules thereto (collectively, the “Financial Statements”).

(b)    The Financial Statements have been prepared from, and are in accordance with, the books and records of the Company, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of operations, cash flows and members’ equity of the Company for the periods covered thereby (subject, in the case of the unaudited Financial Statements described in Section 4.7(a)(ii), to normal and recurring year-end adjustments, none of which would have had a material effect on the financial position, the results of operations, cash flows or members’ equity, and the absence of notes).

(c)    Set forth on Schedule 4.7(c) is a complete and correct list of all banks or other financial institutions with which the Company has an account, showing the type and account number of each such account, and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

(d)    All accounts receivable of the Company as of the Closing are valid receivables arising from the bona fide sale of services and invoiced in the ordinary course of business. All accounts payable of the Company as of the Closing were incurred in exchange for goods or services delivered or rendered to the Company in the ordinary course of business.

Section 4.8    Absence of Undisclosed Liabilities. There are no material Liabilities of the Company of a type required to be reflected on a balance sheet or in notes to financial statements prepared in accordance with GAAP, except for (a) Liabilities adequately reflected or reserved against in the Recent Balance Sheet and (b) Liabilities incurred since the Recent Balance Sheet Date in the ordinary course of business, consistent with past practice, of the Company (none of which is a Liability resulting from any breach of contract, breach of warranty, tort, infringement, misappropriation, Action or violation of Law).

Section 4.9    Absence of Certain Changes.

(a)    Except as expressly contemplated by this Agreement or the other Transaction Documents or except as set forth on Schedule 4.9(a), since the Recent Balance Sheet Date, (i) the Company has conducted business in the ordinary course and consistent with past practice, (ii) there has not been any Material Adverse Effect and (iii) the Company has not:

(i)    suffered any damage, destruction or loss to the assets or business of the Company, whether covered by insurance or not, involving losses or assets valued in excess of $25,000;

(ii)    amended the Organizational Documents of the Company;

(iii)    amended or entered into any employment agreements or other Benefit Plan or increased the compensation payable or to become payable (whether contingent or otherwise) by the Company to any employee, officer, manager or member providing services to such Company or in the coverage or benefits under any Benefit Plan (excluding annual length-of-service and similar adjustments of general application to the benefits of individual participants consistently applied and in effect prior to December 31, 2017);

(iv)    sold, assigned, leased, modified or transferred any contractual rights, claims or other assets of the Company valued at more than $25,000 individually, or more than $50,000 in the aggregate;

(v)    entered into, or amended, accelerated, terminated or canceled, any Material Contract;

(vi)    acquired or disposed of any material assets or any material capital expenditures, except in the ordinary course of business consistent with past practice;

(vii)    suffered the placement of any Encumbrance (other than Permitted Encumbrances) on the assets of the Company;

(viii)    incurred any Indebtedness, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(ix)    made a loan to any Person, other than advances to employees for business expenses in the ordinary course of business;

(x)    settled, terminated, canceled, compromised or waived any rights under or pursuant to any Action involving, or threatened against, the Company;

(xi)    written off as uncollectible, or any established any extraordinary reserve with respect to, any accounts receivable or other receivable of the Company, other than in the ordinary course of business;

(xii)    accelerated or delayed the collection of any accounts receivable or the payment of any accounts payable or other accrued expense or Liability in advance of or beyond its regular due date or the date when the same would have been collected or paid, as applicable, by the Company in the ordinary course of business consistent with past practice;

(xiii)    accelerated the use or sale of, or delayed the purchase or refurbishment of, inventory (including equipment and spare parts to be sold to customers or otherwise provided to customers in connection with the provision of services by the Company, whether or not accrued as inventory on the books and records of the Company);

(xiv)    failed to pay or perform any obligation involving more than $25,000 as, when and to the extent due other than pursuant to a good faith defense or right of setoff;

(xv)    entered into or consummated any material transaction or conducted any business, in each case, not in the ordinary course of business;

(xvi)    assigned, abandoned or permitted to lapse (prior to the applicable statutory expiration date) any Company Intellectual Property;

(xvii)    materially changed its accounting principles or practices from those applied in the preparation of the Financial Statements as of December 31, 2017, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(xviii)    made any Tax election or settled or compromised any Tax claims; or

(xix)    agreed to do any of the things described in the preceding clauses (other than negotiations regarding the transactions contemplated by this Agreement).

(b)    Since the Recent Balance Sheet Date, the Company has not:

(i)    issued any membership interests or any other equity interests or Equity Rights, redeemed or repurchased any membership interests or any other equity interests or Equity Rights, declared, set aside or paid any dividend or distribution thereon, effected any share split or reverse share split, been a party to any merger, consolidation, amalgamation, share exchange or other business combination with another Person, purchased or otherwise acquired membership interests or any other equity interests or Equity Right in any other Person, purchases or otherwise acquired all or substantially all of the business or assets of any other Person, transferred or sold substantial portion of the Company’s business or assets to any Person, except as contemplated by this Agreement;

(ii)    paid or transferred any asset, right or other benefit to any Seller or other Related Person or any of its or their respective directors, officers, partners, members, equityholders, contractors, consultants, advisors or employees (including any such payment made in connection with the redemption, purchase or repayment of any securities or loans of the Company);

(iii)    assumed, guaranteed, indemnified or incurred any Liability for the benefit of any Seller or other Related Person;

(iv)    waived, forgiven, settled or released (x) any claim or right against any Seller or other Related Person or (y) any amount owed to the Company by any Seller or other Related Person;

(v)    suffered the making, creation or grant over the assets of the Company of any Encumbrance in favor of or for the benefit of any Seller or other Related Person;

(vi)    made any payment for purchase or acquisition of any assets from any Seller or other Related Person;

(vii)    been required to pay any Tax costs as a result of the items listed in clauses (i) through (vi) above; or

(viii)    agreed or committed to take any of the actions set forth in clauses (i) through (vi) above.

Section 4.10    Litigation.

(a)    Since January 1, 2017, there has not been, and there currently is not, any Action by or before any Governmental Entity or arbitration tribunal pending or, to the Knowledge of the Sellers, threatened against the Company or any of the Company’s assets, properties, managers or officers, and to the Knowledge of the Sellers there is no basis for any such Action. There are no outstanding Orders or settlement agreements by which the Company or any of the Company’s assets or properties are bound. As of the date of this Agreement, the Company has no plan to initiate any Action against another Person.

(b)    Schedule 4.10(b) sets forth any consent decrees, settlement agreements or similar written agreements entered into by the Company or, as it pertains to the Company, the business of the Company or any of the Company’s or the Sellers’ assets or properties, in each case, (i) arising or existing since January 1, 2017 or (ii) under which the Company or any of the Sellers has any continuing obligations or Liabilities.

Section 4.11    Compliance with Laws.

(a)    The Company is currently, and since January 1, 2017 has been (except to the extent such failure would not result in Liability), in material compliance with all Laws applicable to it. The Company currently has, and since January 1, 2017 has had (except to the extent such failure would not result in Liability), all material Permits necessary for the conduct of business as presently conducted and is in compliance with the terms of the Permits. Schedule 4.11(a) contains a complete and accurate list of all material Permits held by the Company. Each Permit held by the Company is valid and in full force and effect. No claim has been made by any Governmental Entity that the business conducted or any asset owned or used by the Company fails to comply, in any material respect, with any Law, Order or Permit and there is no outstanding notice of cancellation, termination or non-renewal of, or, to the Sellers’ Knowledge, any threatened cancellation, termination or non-renewal of, any Permit of the Company. The Company has not received any written notice from any Governmental Entity of adverse inspection, finding of deficiency, finding of non-compliance, regulatory or warning letter, safety alert, mandatory or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action. The Company is not the subject of any internal investigation with respect to any actual, potential or alleged violation of any applicable Laws in connection with which outside legal counsel has been retained for the purpose of conducting or assisting with such investigation.

(b)    The operations of the Company currently comply in all material respects with all applicable Environmental Laws. The use, handling, manufacture, treatment, processing, storage, generation, release, discharge and disposal of Hazardous Materials by the Company currently complies with all applicable Environmental Laws. The Company has all material Permits required under applicable Environmental Laws, and the operations of the Company currently comply with the terms and conditions of such Permits. There has not been any use by the Company of any Hazardous Materials or Release of any Hazardous Material on, in, under or from any real property occupied or used by the Company or on which the Company conducts or has conducted operations which has created or would reasonably be expected to create any material Liability for the Company under applicable Environmental Laws.

(c)    Neither any Seller nor the Company nor any of their respective equityholders, Representatives, sales intermediaries or other third parties acting on behalf of the Company or in any way relating to the business of the Company: (i) has taken any action in violation of any applicable anticorruption Law, including the Foreign Corrupt Practices Act of 1977 or (ii) has corruptly offered, paid, given, promised to pay or give or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official for purposes of (A) influencing any act or decision of such Public Official in his or her official capacity; (B) inducing such Public Official to do or omit to do any act in violation of his or her lawful duty; (C) securing any improper advantage or (D) inducing such Public Official to use his or her influence with a Governmental Entity, or commercial enterprise owned or Controlled by any Governmental Entity (including state-owned or Controlled medical facilities), in order to assist the business of the Company or any Person related in any way to the business of the Company, in obtaining or retaining business or directing any business to any Person.

Section 4.12    Material Contracts.

(a)    Schedule 4.12(a) sets forth a true and accurate list of all Contracts (other than any Employee Benefit Plan), including all amendments and supplements thereto, to which as of the date hereof the Company is a party, or by which the Company is bound, under which there are ongoing obligations meeting any of the descriptions set forth below (collectively referred to herein as “Material Contracts”):

(i)    each Contract with a Customer, Subcontractor or Supplier;

(ii)    each Contract providing for the commitment or agreement for the purchase or lease of any materials, supplies, products or services that require an aggregate expenditure by the Company within the 12-month period from and after the date of this Agreement of more than $25,000;

(iii)    each Contract that requires aggregate payments to the Company within the 12-month period from and after the date of this Agreement of more than $25,000;

(iv)    each license and other Contract pursuant to which the Company grants (or has previously granted) or obtains (or has previously obtained) Intellectual Property rights (except for licenses to commercially available Off-the-Shelf Software);

(v)    each Contract for capital expenditures by the Company of at least $25,000 within the 12-month period from and after the date of this Agreement;

(vi)    each Contract providing for the Company’s lease of equipment or other tangible personal property for payments or other consideration of more than $25,000 within the 12-month period from and after the date of this Agreement;

(vii)    each Contract that is a lease or sublease of any Leased Real Property;

(viii)    each Contract providing for the sale of any assets of the Company after the date of this Agreement, other than in the ordinary course of business consistent with past practice, or for the grant to any Person of any preferential rights to purchase any assets of the Company after the date of this Agreement;

(ix)    each Contract involving any non-competition, non-solicitation or any other restriction with respect to the geographical area or operations, scope or type of business of the Company, that grants any counterparty any rights of first refusal or first offer, that provides for “most favored nations” terms, establishes the grant of exclusive sales, distribution, marketing or other exclusive rights or that establishes an exclusive, priority or minimum sale or purchase obligation with respect to any product or service or any geographic location;

(x)    each Government Contract;

(xi)    each Contract with any Seller or any other Related Person or any employee, equityholder, officer, director, member or manager of the Company, any Seller or any other Related Person, other than customary at-will employment arrangements that do not provide for any (x) severance or other post-employment payment or benefit or (y) payments or benefits related to a change in control or sale of the Company or substantially all of its assets, retention payments, or similar payments or benefits;

(xii)    each Contract involving a sharing of revenues, profits, losses, costs or Liabilities by the Company with any other Person, including any strategic alliance, partnership, licensing, franchise, manufacturer, development, distribution, sales agent or supply agreement or other Contract;

(xiii)    any Contract relating to (A) any merger, consolidation or similar transaction under which there is a continuing indemnification obligation or any obligation with respect to any “earn-out,” contingent purchase price or other contingent payment or (B) the issuance or acquisition of securities (other than this Agreement); and

(xiv)    each Contract pursuant to which the Company leases its employees, or otherwise has its employees provide services to, third parties.

(b)    The Company is not in breach of or default under any Material Contract and, to the Sellers’ Knowledge, no other party to any Material Contract is in breach thereof or default thereunder, and no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute a breach or default by the Company or, to the Sellers’ Knowledge, any other party thereunder, or would permit termination, modification or acceleration, under any Material Contract. The Company has not received or given written notice that it or any other party to a Material Contract is in breach of or default under any Material Contract or intends to cancel, not renew or terminate such Material Contract or to exercise or not exercise any option under such Material Contract and, to the Sellers’ Knowledge, no counterparty to a Material Contract intends to cancel, not renew or terminate such Material Contract. Each Material Contract constitutes a legal, valid and binding obligation of the Company, and to the Sellers’ Knowledge, of the other parties thereto, is in full force and effect and is enforceable in accordance with its terms against the parties thereto. The Company has provided, or made available to, Buyer true, complete and correct copies of all Material Contracts. There are presently no renegotiations of any material provision (including fees or other payment amounts) under any Material Contract and no Person has made any demand to the Company for such renegotiation.

Section 4.13    Intellectual Property.

(a)    Schedule 4.13 sets forth a true, accurate and complete list of all: (i) Registered Company Intellectual Property, in each case, indicating, as applicable, the filing or registration number, title, jurisdiction, date of filing or issuance and names of all current applicants and registered owners; (ii) material unregistered trademarks and service marks of the Company, (iii) Company Proprietary Software; and (iv) social media accounts and names, social network IDs, usernames, user IDs and identification numbers, web sites and web addresses. All Registered Company Intellectual Property is valid, subsisting and enforceable and in full force and effect and is either duly registered or a pending application in the name of the Company. The Company has made or caused to be made all necessary filings and paid all necessary registration, maintenance and renewal fees for the purpose of maintaining such Registered Company Intellectual Property. No government funding, nor any facilities of a university, college or other educational institution, was used in the development of any Company Intellectual Property. The Company has taken reasonable steps to maintain, protect and enforce the Company Intellectual Property.

(b)    The Company exclusively owns the Company Intellectual Property free and clear of any and all Encumbrances (other than Permitted Encumbrances). None of the Sellers own any of the Company Intellectual Property. Except for the licenses, sublicenses and other agreements disclosed on Schedule 4.13(b)(i) (the “Company Out-Licenses”), there are no Contracts under which the Company has granted rights to others in any Intellectual Property (other than customer agreements entered into in the ordinary course of business and the licenses entered into in connection with this Agreement). Except for the licenses, sublicenses and other agreements disclosed on Schedule 4.13(b)(ii) (the “Company In-Licenses”), there are no Contracts under which the Company is granted rights in any Intellectual Property owned by another Person (other than Off-the-Shelf Software and Contracts with employees, consultants and contractors entered into in the ordinary course of business). All of the Intellectual Property necessary for, used or held for use in the operation of the business of the Company (collectively, the “Business Intellectual Property”) is either exclusively owned by the Company or validly licensed to the Company pursuant to written and enforceable Company In-Licenses or licenses to Off-the-Shelf Software or Open Source Software. The Business Intellectual Property (including the Company’s rights under the Galves Data License Agreement) is sufficient for and constitutes all of the Intellectual Property necessary to conduct the business of the Company as currently conducted. The Company has acquired rights from Galves Market Data, LLC to use its used car valuation database and underlying data with the Company Proprietary Software and for the conduct of the business of the Company and the provision of services by the Company, including the provision of services by the Company to Buyer pursuant to the SDLA.

(c)    The Company has never infringed upon, misappropriated or otherwise violated, and neither the conduct of the business of the Company nor the provision of services by the Company, in each case as currently conducted or provided, infringe, misappropriate or otherwise violate, any Intellectual Property of another Person. The Company has not received any written notice or other written communication or verbal notice or communication of any claim from any Person asserting that the business of the Company or any of the services provided by the Company infringe, misappropriate or violate any Intellectual Property of another Person. No Actions are pending, threatened in writing or, to the Sellers’ Knowledge, verbally threatened against the Company by any Person regarding any Intellectual Property (including claiming any infringement, misappropriation or other violation by the Company of any Intellectual Property of any Person) or challenging or questioning the use, scope, ownership, registrability, validity or enforceability of any Company Intellectual Property (including interferences, invalidations or oppositions or cancellation actions therefor) or challenging or questioning the validity or effectiveness of any Company In-License or Company Out-License. The Company has not received any written notice or other written communication or, to Seller’s Knowledge, verbal notice or communication from any Person providing a notice, demand or offer to license or purchase any Intellectual Property from any other Person. To Sellers’ Knowledge, there has never been and there is not currently any infringement, misappropriation or other violation by any other Person of any of the Company Intellectual Property.

(d)    The Company has taken commercially reasonable measures to establish and preserve the confidentiality, secrecy and ownership of all trade secrets and other confidential information within the Company Intellectual Property. All Persons, including, but not limited to, employees, consultants and independent contractors of the Company, who have had access to any trade secrets or other confidential information within the Company Intellectual Property have executed written instruments with obligations to protect the secrecy of trade secrets and not disclose or permit the unauthorized disclosure or access to confidential information. To the Knowledge of the Sellers, none of the activities of any such employees, consultants or independent contractors of the Company violate any agreements or arrangements such Persons have with former employers or any other Person, including any non-competition, non-solicitation or confidentiality agreements. All employees, consultants and independent contractors of the Company who have contributed to the development of any Registered Company Intellectual Property and any other material Company Intellectual Property have executed written instruments that assign to the Company all right, title and interest in and to any and all (i) inventions, improvements, ideas, discoveries, writings and other works of authorship and information relating to the business of the Company and (ii) the Intellectual Property therein.

(e)    The Company has not granted any current or contingent rights, licenses or interests in or to any Company Source Code, nor has it provided, made available or accessible or disclosed any Company Source Code to any Person (other than the Company’s employees, consultants and contractors). The Company Source Code is stored in a secure storage accessible only by controlled access procedures, including access limited to only those employees, contractors, consultants and other agents of the Company who need access for purposes of performing services for the Company. The Company has not, by license, transfer, escrow or otherwise, expressly permitted any Person to reverse engineer, disassemble or decompile any Company Proprietary Software. No Company Proprietary Software or Company Source Code has been or is in software escrow for the benefit of another Person.

(f)    There are no material defects in any Company Proprietary Software or, to the Knowledge of the Sellers, in any Software used in the conduct of the business of the Company that prevent, or reasonably could prevent, such Software from operating substantially as described in the published documentation or specifications for such Software or as otherwise warranted to any Person. The Company’s products, including the Company Proprietary Software, do not contain any “viruses,” “worms,” “time bombs,” “key-locks” or any other devices intentionally created to disrupt or interfere with the operation of such products or equipment upon which such products operate in a manner adverse to the Company or any customer, licensee or recipient.

(g)    The incorporation, linking, calling, distribution or other use in, by or with any Company product of any Open Source Software does not obligate the Company to disclose, make available, offer or deliver any portion of the Company Source Code of such product or Company Proprietary Software or component thereof to any other Person other than the applicable Open Source Software. The Company is not under any obligation (whether absolute, conditional or otherwise) to deliver, license or disclose, or to grant, directly or indirectly, any rights, licenses or interests in or to, any Company Proprietary Software to any Person.

(h)    The transactions contemplated by this Agreement will not impair the right, title or interest of the Company in or to the Company Intellectual Property or Business Intellectual Property, and all of the Company Intellectual Property and Business Intellectual Property will be exclusively owned or validly licensed to the Company immediately after the Closing on terms and conditions substantially similar to those under which the Company owned or used the Company Intellectual Property and Business Intellectual Property immediately prior to the Closing. The Company Intellectual Property is not subject to any outstanding consent, Order, stipulation or award (whether rendered by a court, administrative or regulatory agency, or by arbitration, pursuant to a grievance or otherwise) restricting the use or ownership thereof.

Section 4.14    Benefit Plans; Independent Contractors; Employees.

(a)    Neither the Company nor any ERISA Affiliate has ever had or sponsored, maintained or contributed to any Employee Benefit Plan.

(b)    The Company does not have any Liability to provide welfare benefits, including, but not limited to, death or medical benefits, with respect to any person beyond his or her retirement or other termination of service other than coverage mandated by Part 6 of Title I of ERISA or Code Section 4980B or similar state insurance coverage continuation Law.

(c)    The Company does not currently have and has never had any employees. Schedule 4.14(c) sets forth a list of all independent contractors of the Company currently used to provide services setting forth the name, position held, start date and compensation arrangements (including the amount of any termination payment obligation or notice period).

(d)    The Company currently is, and since January 1, 2017 has been (except to the extent such failure would not result in Liability), in material compliance with all Laws and applicable contractual arrangements that relate to wages, hours, wage payment, minimum wages, overtime payment, classification of employees, discrimination in employment, employment practices, terms and conditions of employment, affirmative action, immigration laws, health and safety, workers’ compensation, unemployment compensation, employee rights of any kind, Contracts with employees, labor relations and collective bargaining and all other aspects of employment or engagement of workers by the Company and is not liable for any arrears of wages or any damages, benefits, Taxes or penalties for failure to comply with any of the foregoing. Since January 1, 2017, there has not been, and as of the date of this Agreement there is not presently pending or existing, and, to the Knowledge of the Sellers, there is not threatened, any adverse administrative agency finding, assessment of fault or damages or other Action against or affecting the Company relating to the alleged violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity. The Company is not bound by any consent decree or settlement agreement relating to employment decisions or relations with employees, independent contractors or applicants for employment. Every Person who has been paid or otherwise treated as an independent contractor by the Company has properly been classified as an independent contractor, and neither any such Person nor any Governmental Entity has asserted that any such Person is not properly classified as an independent contractor.

(e)    Except as set forth on Schedule 4.14(e), to Seller’s Knowledge any entity or individual that has provided since January 1, 2017 or currently provides services directly or indirectly to the Company has executed a contract containing noncompetition, work for hire, ownership of Intellectual Property and nonsolicitation of customer and employee provisions directly in favor of the Company, or of which the Company is a third-party beneficiary.

Section 4.15    Taxes.

(a)    The Company has timely filed all Tax Returns for the periods or portions thereof ending on or prior to the Closing Date that are required to be filed by it on or prior to the Closing Date with any Taxing Authority (taking timely requested extensions into account) and such Tax Returns are true, correct and complete in all material respects;

(b)    All material Taxes owed with respect to periods ending on or prior to the Closing Date have been timely paid or accrued;

(c)    There are no Encumbrances for Taxes of the Company (other than Permitted Encumbrances);

(d)    None of the Sellers nor the Company has received from any Taxing Authority any written notice of proposed adjustment, deficiency or underpayment of any Taxes related to the Company, which notice has not been satisfied by payment or been withdrawn, and none of the Sellers nor the Company has received written notice of any claims that have been asserted or threatened relating to such Taxes against the Company;

(e)    No written claim has been received by any Seller or the Company from any Governmental Entity in any jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation in that jurisdiction;

(f)    The Company is not a party to any pending Action with any Taxing Authority nor, to Sellers’ Knowledge, is any such Action by any Taxing Authority threatened;

(g)    There are no agreements for the extension of time, and no extension of time within which to file any Tax Return has been requested which Tax Return has not since been filed, for the assessment of any Taxes of the Company;

(h)    The Company has timely withheld and timely paid to the appropriate Taxing Authority all Taxes which are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, stockholder, equity holder, creditor or other Person;

(i)    The Company has properly collected and remitted sales and similar Taxes with respect to sales made to their customers or has properly received and retained any appropriate tax exemption certificates and other documentation for all sales made without charging or remitting sales or similar Taxes that qualify such sales as exempt from sales and similar Taxes;

(j)    The Company is not a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement;

(k)    Each Seller and the Company is a “United States person” within the meaning of Section 7701(a)(30) of the Code;

(l)    The Company has not participated in any transaction, scheme or arrangement which constitutes a “listed transaction” within the meaning of Section 6011 of the Code or of which a main purpose or effect is the avoidance or evasion of a Tax liability or which could be recharacterized or treated as unenforceable for Tax purposes;

(m)    To the Sellers’ Knowledge, no Transfer Taxes are payable or will become payable in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents;

(n)    Since its formation, the Company has been taxable as a partnership for federal, state and local income Tax purposes;

(o)    The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date (whether as a result of deferred reporting or recognition of income or otherwise), (ii) use of an improper method of accounting for a Taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (vi) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) or (vii) gain recognition agreement under Code Section 367 (or any corresponding or similar provision of state, local or foreign income Tax law);

(p)    The Company has no property subject to, or of the type described in, Section 197(f)(9) of the Code; and

(q)    The transactions contemplated by this Agreement and the other Transaction Documents will not result in any payments that would be classified as an excess parachute payment under Section 280G of the Code and the Company is not a party to any Contract providing for an excise Tax gross up in respect of any excise Taxes imposed by Section 4999 of the Code or any Taxes or interest imposed or accelerated under Section 409A of the Code.

Section 4.16    Real Property.

(a)    Schedule 4.16(a) sets forth a true and complete list of all Leased Real Property. The Leased Real Property constitutes all real property and improvements used by the Company for the operation of the Company’s business as presently conducted.

(b)    As of the date hereof, the Leased Real Property is in a working condition, subject to normal wear and tear, appropriate for the operation of the Company’s business and services conducted by the Company therein.

(c)    The Company does not own, and has not ever owned, any real property.

Section 4.17    Insurance. Schedule 4.17 lists all insurance policies purchased or held by or insuring the Company. Copies of all such listed insurance policies have been provided, or made available, to Buyer. All such insurance policies are in full force and effect, all premiums with respect thereto have been paid and no written notice of cancellation, termination or non-renewal has been received with respect to any such policy. There are no pending claims in excess of $10,000 against any such insurance policy as to which the insurer has denied liability and there exists no claim in excess of $10,000 that has not been timely reported by the Company to the related insurer within the time frame required by or under such insurance policy.

Section 4.18    Sufficiency of Assets; No Encumbrances; Title. Except as set forth on Schedule 4.18, the Company has good and marketable title to, or a valid and binding leasehold interest in, all material assets, including material personal property, pertaining to or used in the business of the Company (as presently conducted), free and clear of all defects, liens, charges and other Encumbrances, including, but not limited to, all assets reflected on the Recent Balance Sheet, all material assets acquired by the Company since the Recent Balance Sheet Date, all rights of the Company under Material Contracts and all other material assets reflected in the books and records of the Company as being owned or used by the Company, except (a) as expressly disclosed on the face of the Recent Balance Sheet and (b) for Permitted Encumbrances. The Company’s assets collectively constitute, as of the Closing Date, all of the material properties, rights, interests and other tangible and intangible assets necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted. Immediately after the Closing, the Company will have all of the material assets and rights (whether contractual or otherwise) sufficient for the continued conduct of the Company’s business and the performance of its obligations under the SDLA after the Closing. All facilities, machinery, equipment, fixtures, vehicles and other property owned, leased or used by the Company are in good operating condition and repair, ordinary wear and tear excepted, and are reasonably fit and usable for the purposes for which they are being used.

Section 4.19    Customers and Suppliers.

(a)    Schedule 4.19(a) lists the names of all of the customers of the Company by dollar volume of revenue (i) for the 12-month period ended December 31, 2017 and (ii) for the nine-month period ended September 30, 2018 (such customers for such periods, collectively, the “Customers”) and sets forth the aggregate amount of revenue attributable to each such Customer with respect to each of such periods.

(b)    Schedule 4.19(b) lists the names of all third-party technicians of the Company who are contracted to provide services to the Company or to customers of the Company by dollar volume of expenditures by the Company (or, if a pass-through charge directly to the customer of the Company, the aggregate amount of pass-through costs) (i) for the 12-month period ended December 31, 2017 and (ii) for the nine-month period ended September 30, 2018 (such subcontractors, collectively, the “Subcontractors”) and sets forth the aggregate amount for which the Company (or, if a pass-through charge directly to the customer of the Company, such customer) was invoiced by each such Subcontractor with respect to each of such periods.

(c)    Schedule 4.19(c) lists the names of all of the suppliers of the Company by dollar volume of expenditures by the Company (i) for the 12-month period ended December 31, 2017 and (ii) for the nine-month period ended September 30, 2018 (such suppliers for such periods, collectively, the “Suppliers”) and sets forth the aggregate amount for which the Company was invoiced by each such Supplier with respect to each of such periods.

(d)    No Customer, Subcontractor or Supplier has terminated its relationship with the Company or has materially decreased its business with the Company or, as applicable, materially decreased the price that any such Customer is willing to pay for products or services of the Company, materially increased the price that any such Subcontractor is willing to offer the Company or materially increased the price that any such Supplier will charge for products or services sold to the Company or otherwise materially changed the terms of its business with the Company or filed for bankruptcy or liquidated (and the Company has not received any written notice indicating that any Customer, Subcontractor or Supplier intends or threatens to do any of the foregoing). The Company is not involved in any material claim, dispute or controversy with any Customer, any Subcontractor or any Supplier.

(e)    The Company has not received any written claims alleging any (i) material defects in the Company’s products or services, (ii) defect that, while immaterial in any single case, could reasonably be expected to be applicable to a significant number of customers or could reasonably be expected to require the Company to incur significant cost or change in any material respect its method of operations or infrastructure, (iii) failure of the products or services of the Company to meet in any material respect applicable specifications, warranties, service levels or Contractual commitments or (iv) default under any Contract with any customer of the Company. The Company’s products and services are free from material defects and perform (or, in the case of services, were performed) in all material respects in accordance with all applicable material Laws, specifications, warranties and Contractual commitments, and, to the Sellers’ Knowledge, the Company has no Liability for replacement, repair or reperformance.

Section 4.20    Related Party Transactions. Except as set forth on Schedule 4.20, no Related Person (a) has any interest in any property or asset (including any Contract or Business Intellectual Property) used by or otherwise related to the business of the Company, (b) provides or provided any services to the Company (except in their capacities as independent contractors as set forth on Schedule 4.14(h)), (c) has or has ever borrowed money from or loaned money to the Company (including trade payables and receivables), (d) is or was a party to any Contract or transaction with, or has any claim or right against, the Company (other than under this Agreement or the other Transaction Documents), (e) has any direct or indirect ownership interest in any Person with which the Company has a business relationship (other than a solely passive interest of not more than two percent of the outstanding capital stock or other equity interests of any Person that is publicly traded on a national stock exchange or over the counter market) or (f) has any direct or indirect ownership interest in any Person that is engaged in competition with the Company with respect to any of the products or services of the Company in any market whether or not now served by the Company (other than a solely passive interest of not more than two percent of the outstanding capital stock or other equity interests of any company that is publicly traded on a national stock exchange or over the counter market). Except as set forth on Schedule 4.20, the Company has not, in the 12 months prior to the date of this Agreement, purchased, leased or otherwise acquired any property from, or sold, leased or otherwise disposed of any property to, any Related Person. The Company is not a guarantor, or otherwise responsible for, any Indebtedness or other obligations of any Related Person.

Section 4.21    Government Contracts. The Company is not, and has never been, a party to any Government Contract.

Section 4.22    Brokers. Neither the Company nor the Company’s managers, members, directors, officers, or Affiliates has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees or any other similar fees or commissions in connection with the transactions contemplated by this Agreement.

Section 4.23    Data Protection; Privacy. The Company has at all times provided its customers, vendors, end users and consumers with complete and accurate notice of its privacy practices concerning the collection, storage, use, registration, processing and disclosure of Personally Identifiable Information. The Company is in compliance, in all material respects, with all material applicable Laws, contractual obligations and published policies of the Company relating to privacy, data protection and data security and has used efforts consistent, in all material respects, with the customary and generally accepted practices in the industry in which it operates to (a) protect the Company’s information technology assets, infrastructure and related facilities (including all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any outsourced systems and processes that are owned or used by or for the Company) (collectively, the “Company Systems”) from becoming infected by viruses, Trojan horses and other malicious code and (b) provide for the security, continuity and integrity of the material Company Systems and the back-up and recovery of data and information stored or contained therein or accessed or processed thereby and to prevent and guard against any unauthorized access or use thereof. The Company has taken, and has required third parties who use, collect, process, store, disclose or otherwise access Personally Identifiable Information on their behalf, to take all steps reasonably necessary to ensure that Personally Identifiable Information collected by or on behalf of the Company is protected against loss, damage and unauthorized access, use, modification or other misuse. To the Knowledge of the Sellers, there has been no breach of security (including any unauthorized intrusions or breaches of the security of, or unauthorized access to or use of), loss, damage or unauthorized access, use, disclosure, modification or other misuse of or involving any (i) Personally Identifiable Information of the Company, (ii) of the Company Systems (including with respect to any of the data or other information stored or contained therein or accessed, transmitted or processed thereby), (iii) Personally Identifiable Information provided to, obtained by, processed, used, collected by or collected on behalf of the Company or (iv) to the Knowledge of the Sellers, Personally Identifiable Information provided to, obtained by, processed, used, collected by the third-party contractors of the Company.

Section 4.24    IT Assets. The Company’s information technology assets, infrastructure and related facilities (including the computers, tablets and servers and related systems and other information technology and telecommunication hardware, equipment and software), as applicable, are, in the aggregate, (a) free from material defects, (b) sufficient for the current needs of the business of the Company, reliable and adequate to meet demand even during periods of peak load, (c) in sound operating condition, subject to normal wear and tear and maintenance and repair consistent with past practice, (d) suitable for the purpose for which they are currently being used and (e) have had no existing pattern or repetition regarding functionality or performance. The Company has taken all reasonable steps to safeguard the internal and external integrity and security of the information technology assets (including hardware and software) and the data contained therein or transmitted thereby (including the data of its customers). The Company has and maintains a business continuity and disaster recovery plan for the continuance of its businesses and operations in the event of any unplanned interruption in service or unavailability its systems, including interruption or unavailability caused by a force majeure event, crisis or act of God.

Section 4.25    Books and Records. The books and records of the Company (including the minute books and equity records), all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the equityholders and governing body of the Company, and no meeting, or action taken by written consent, of any of them has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all such books and records will be in the possession of the Company.

Section 4.26    No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV and in Article IV.A (including the related portions of the Disclosure Schedules), none of the Sellers, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Sellers or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives (including any information, documents or material delivered to Buyer or made available to Buyer in any data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law. This Section 4.26 shall not affect or impair Buyer’s rights in the case of fraud.

ARTICLE IV.A
REPRESENTATIONS AND WARRANTIES
REGARDING THE SELLERS

Each Seller hereby represents and warrants to Buyer with respect to such Seller (and not any other Seller) the following as of the Closing (except to the extent such representations and warranties expressly relate to a specific date, in which case the representations and warranties shall be true as of such specific date), except as set forth in the section or subsection of the Disclosure Schedules corresponding to the particular section or subsection of this Article IV.A:
Section 4.1A    Organization and Power. Such Seller, if not an individual, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Such Seller has all requisite corporate power, capacity, legal right and authority to execute and deliver this Agreement and the other Transaction Documents to which such Seller is a party and to carry out the transactions contemplated hereby and thereby.
Section 4.2A    Authority. The execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation by such Seller of the transactions contemplated hereby and thereby are within such Seller’s power and authority and have been duly and validly authorized, executed and delivered by such Seller, and no other or further act or proceeding on the part of such Seller is necessary to authorize this Agreement or the other Transaction Documents or the consummation by such Seller of the transactions contemplated by this Agreement and the other Transaction Documents. Assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and when executed and delivered, the other Transaction Documents will constitute, valid and binding agreements of such Seller, enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 4.3A    Noncontravention.
(a)    The execution, delivery and performance of this Agreement by such Seller and the other Transaction Documents to which such Seller is a party by such Seller does not, and the consummation of the transactions contemplated hereby and thereby will not (in each case, with or without due notice or lapse of time, or both) (i) conflict with or violate any provision of the Organizational Documents (if any) of any such Seller; (ii) conflict with or violate any Law or Order applicable to such Seller; (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation, modification or acceleration) under, or result in a forfeiture, impairment or acceleration of rights or obligations under or otherwise give any Person a basis for nonperformance under or require that any authorization, consent or approval be obtained with respect to any Contract to which such Seller is a party or any of such Seller’s assets are bound or any Permit of such Seller; or (iv) result in the imposition or creation of any Encumbrance upon any of such Seller’s portion of the Purchased Interests, except, in the case of each of clauses (ii) and (iii), as would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay such Seller’s ability to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which such Seller is a party.

(b)    No filing, approval, consent, license, Permit, Order or authorization of, registration with or declaration or notice to any Governmental Entity or any other Person is required for or in connection with the execution and delivery of this Agreement or the other Transaction Documents by such Seller or the consummation of the transactions contemplated in connection with this Agreement or the other Transaction Documents.

Section 4.4A    Ownership. Such Seller is the sole and exclusive record and beneficial owner of the membership interests shown to be owned by such Seller on Schedule 4.4(a) and has, and immediately before the Closing will have, good, valid and marketable title to such membership interests, free and clear of all Encumbrances (other than transfer restrictions under applicable federal and state securities Law and transfer restrictions and other Encumbrances in the A&R LLC Agreement). Except as described in the immediately preceding sentence, such Seller does not hold or own any other equity securities or Equity Rights in the Company. Upon the sale of such membership interests by such Seller at the Closing, good, valid and marketable title to such membership interests will pass to Buyer free and clear of all Encumbrances (other than transfer restrictions under applicable federal and state securities Law and transfer restrictions and other Encumbrances in the A&R LLC Agreement). Except for the limited liability company agreement of the Company, there are no proxies or other Contracts to which such Seller is a party relating to the membership interests or the voting, issuance, registration, repurchase, redemption, sale or transfer of any membership interests or any Equity Rights in the Company.

Section 4.5A    No Litigation. There is no Action pending or, to the Knowledge of such Seller, threatened against such Seller that challenges the validity of this Agreement or the other Transaction Documents contemplated hereby or seeks to prevent, enjoin, alter or materially delay the consummation by such Seller of the transactions contemplated hereby or thereby or that would be reasonably likely to adversely affect or restrict such Seller’s ability to consummate the transactions contemplated hereby or thereby.
Section 4.6A    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee, commission or expenses in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of such Seller.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF BUYER

Buyer hereby represents and warrants to the Company and the Sellers as follows as of the Closing (except to the extent such representations and warranties expressly relate to a specific date, in which case the representations and warranties shall be true as of such specific date):
Section 5.1    Organization and Power. Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite corporate power, capacity, legal right and authority and possesses all material governmental franchises, licenses, Permits, authorizations and approvals necessary to execute and deliver this Agreement and the other Transaction Documents, to purchase the Acquired Interests, to carry out the other provisions of this Agreement and the other Transaction Documents and to carry on its business as presently conducted. Buyer is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification or good standing necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

Section 5.2    Authority. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer’s power and authority and have been duly and validly authorized, executed and delivered by Buyer, and no other or further act or proceeding on the part of Buyer is necessary to authorize this Agreement or the other Transaction Documents to which Buyer is a party or the consummation by Buyer of the transactions contemplated hereby and thereby. Assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and when executed and delivered, the other Transaction Documents will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 5.3    Noncontravention.

(a)    The execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party by Buyer does not, and the consummation of the transactions contemplated hereby and thereby will not (in each case, with or without due notice or lapse of time, or both) (i) conflict with or violate any provision of the Organizational Documents of Buyer; (ii) conflict with or violate any Law or Order applicable to Buyer; or (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation, modification or acceleration) under, or result in a forfeiture, impairment or acceleration of rights or obligations under, or otherwise give any Person a basis for nonperformance under, or require that any authorization, consent or approval be obtained with respect to, any Contract to which Buyer is a party or any of its assets are bound or any Permit of Buyer; or (iv) result in the creation of any Encumbrance on any of the assets or properties of Buyer, the Company or the Acquired Interests, except, in the case of each of clauses (ii) through (iv), as would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or the other Transaction Agreements to which Buyer is a party.

(b)    No filing, approval, consent, license, Permit, Order or authorization of, or registration with, or declaration or notice to, any Governmental Entity or any other Person is required for or in connection with the execution and delivery of this Agreement or the other Transaction Documents by Buyer or the consummation of the transactions contemplated hereby or thereby, except those the absence of which would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated hereby or thereby and except for filings with the U.S. Securities and Exchange Commission required by applicable federal securities Laws.

Section 5.4    No Litigation. There is no Action pending or, to the knowledge of Buyer, threatened against Buyer that challenges the validity of this Agreement or the other Transaction Documents to which Buyer is a party or seeks to prevent, enjoin, alter or materially delay the consummation by Buyer of the transactions contemplated hereby or thereby.

Section 5.5    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee, commission or expenses in connection with the transactions contemplated by this Agreement or the other Transaction Documents to which Buyer is a party based upon arrangements made by or on behalf of Buyer and no Seller nor any of its Affiliates will be under any obligation to pay any such fee, commission or expense.

Section 5.6    Investor Representations and Warranties.

(a)    Buyer is acquiring the Acquired Interests solely for Buyer’s own account for investment purposes and not with a view or interest of participating, directly or indirectly, in the resale or distribution of all or any part thereof.

(b)    Buyer acknowledges that all Issued Interests acquired by Buyer are to be issued and sold to Buyer, and all Purchased Interests are going to be sold to Buyer, without registration and in reliance upon certain exemptions under the Securities Act of 1933, as amended, and in reliance upon certain exemption from registration requirements under applicable state securities laws.

(c)    Buyer is an “accredited investor” within the meaning of Section 501 Regulation D promulgated under the Act.

(d)    Buyer is aware that no federal or state agency has made any recommendation or endorsement of the membership interests of the Company or any finding or determination as to the fairness of the investment in such membership interests of the Company.

Section 5.7    Financial Statements. Buyer’s annual financial statements for the fiscal year ended December 31, 2017, including the audit report provided by PricewaterhouseCoopers LLP and the certifications of the Company’s Chief Executive Officer and Chief Financial Officer with respect thereto, and its quarterly financial statements for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, in each case as filed with the U.S. Securities and Exchange Commission, were prepared in accordance with GAAP and, as of the dates so filed, complied in all material respects with applicable federal securities Laws, including the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Section 5.8    Buyer’s IT Assets. Except as would not be reasonably likely to materially adversely affect the Company’s ability to receive the reasonably foreseeable commercial benefits of the SDLA, (a) Buyer’s information technology assets, infrastructure and related facilities (including the computers, tablets and servers and related systems and other information technology and telecommunication hardware, equipment and software), are, in the aggregate, (i) free from material defects, (ii) sufficient for the current needs of the business of the Company, reliable and adequate to meet demand, (iii) in sound operating condition, subject to normal wear and tear and maintenance and repair consistent with past practice, (iv) suitable for the purpose for which they are currently being used and (v) free from any existing pattern or repetition regarding functionality or performance, (b) Buyer has taken all reasonable steps to safeguard the internal and external integrity and security of the information technology assets (including hardware and software) and the data contained therein or transmitted thereby (including the data of its customers) and (c) Buyer has and maintains a business continuity and disaster recovery plan for the continuance of its businesses and operations in the event of any unplanned interruption in service or unavailability its systems, including interruption or unavailability caused by a force majeure event, crisis or act of God.

ARTICLE VI
COVENANTS

Section 6.1    Expenses. Each party shall bear its own expenses in connection with the preparation, negotiation, execution and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby (including the costs and expenses incurred to brokers, investment bankers, financial advisors, consultants, counsel, accountants and other Representatives).

Section 6.2    Taxes.

(a)    The purchase by Buyer of the Purchased Interests shall be treated as a sale of the Purchased Interests by the Sellers pursuant to Section 741 of the Code and the Company shall make an election pursuant to Section

754 of the Code and shall adjust the basis of the Company’s assets with respect to Buyer pursuant to Section 743 of the Code. Except as Buyer and the Sellers may otherwise agree or as may be required otherwise pursuant to a final determination within the meaning of Section 1313(a) of the Code or a corresponding provision of state or local Tax law, Buyer and the Sellers shall take no position on any Tax Return inconsistent with this Section 6.2(a).

(b)    All transfer, documentary, sales, use, stamp and registration Taxes (including any penalties and interest with respect thereto and recording expenses and notarial fees) imposed upon or arising in connection with this Agreement shall be paid 50% by Buyer, on the one hand, and 50% by the Sellers in accordance with their Pro Rata Share, on the other hand.

Section 6.3    Termination of Affiliate Transactions and Amounts. The Company and each Seller hereby cancel and terminate each Contract between the Company, on the one hand, and any Seller or any Affiliate of any Seller, on the other hand, other than any Transaction Document, including any Contract set forth on Schedule 6.3(a), but excluding any Contract set forth on Schedule 6.3(b), and each Contract shall be of no further force and effect, without prejudice, Liability or penalty to any such party, effective as of immediately prior to the Closing, and no further payments of any kind shall be due under any such Contract after Closing. Each of the Sellers and the Company shall take such actions, and cause its respective Affiliates to take such actions, as may be reasonably necessary to effect the provisions of this Section 6.3.

Section 6.4    Confidentiality.

(a)    From and after the Closing, each of the parties hereto shall, and shall cause its respective Affiliates to, hold, and use its reasonable best efforts to cause its respective Representatives to hold, in confidence any and all information, whether written or oral, concerning any other party hereto and this Agreement, except to the extent that it can be shown that such information (i) is generally available to and known by the public through no fault of the disclosing party, any of its Affiliates or their respective Representatives; (ii) is lawfully acquired by the disclosing party, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (iii) is required to be disclosed pursuant to judicial or administrative process or by other requirements of Law; provided, in the case of this clause (iii), that such party promptly notifies the other parties hereto of such requirement in writing and discloses only that portion of such information that such party is advised by its counsel in writing is legally required to be disclosed; provided, further, that such party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, any disclosures required pursuant to federal securities Laws shall be made in accordance with Section 6.4(b).

(b)    Prior to making any publicly available filing disclosing the text or describing the terms of this Agreement, the SDLA or any other agreement executed in connection herewith or therewith, or any portions thereof, under federal securities Laws, Buyer shall provide notice to the Company of its intention to do so and shall provide a copy of the relevant portion of such filing to the Company at least two (2) Business Days prior to the filing date; provided, that this sentence shall not apply with respect to, and nothing in this Section 6.4 shall prevent Buyer from making, filings under federal securities Laws to the extent that the disclosures in such filings relating to the terms of this Agreement or the SDLA, or any portions thereof, solely contain information previously filed in compliance with this Section 6.4(b). The parties shall cooperate in identifying all confidential, sensitive and proprietary information of the Company and/or any of the Sellers that would be included in such a filing and Buyer shall take reasonable steps to seek confidential treatment of such confidential, sensitive and proprietary information, the disclosure of which could cause undue competitive or other harm to the Company as a result of such disclosure; it being acknowledged and agreed that Buyer shall have final discretion regarding what is required to be filed pursuant to federal securities Laws and shall not be required to delay filings that are required by the federal securities Laws. Notwithstanding anything to the contrary in this Section 6.4, no party to this Agreement shall issue a press release regarding this Agreement, the transactions contemplated hereby and/or any of the other agreements executed in connection herewith without the prior written consent of the Company, the Sellers’ Representative and Buyer (it being understood that a filing under the federal securities Laws shall be governed by the first two sentences of this Section 6.4(b) and shall not be treated as a press release); provided, that nothing in this Section 6.4 shall prevent any party hereto from issuing a press release or otherwise making a public statement so long as the statements contained therein with respect to this Agreement, the transactions contemplated hereby and any of the other agreements executed in connection herewith are substantially similar to previous press releases or public statements made by any such party with respect to which such previous press releases or public statements such party has complied with the provisions of this Section 6.4.

ARTICLE VII
INDEMNIFICATION

Section 7.1    Survival. The representations and warranties in this Agreement shall survive the Closing and, except as otherwise set forth below, shall terminate and expire on August 8, 2020. Notwithstanding the foregoing, (a) the representations and warranties set forth in (i) Section 4.15 (Taxes) shall survive the Closing for 60 days following the expiration of the applicable statute of limitations and (ii) Sections 4.1 (Organization and Standing), 4.2 (Authorization and Legal Capacity), 4.3(b)(i)(A) (Noncontravention of Organizational Documents), 4.4 (Capitalization), 4.21 (Related Party Transactions), 4.23 (Brokers), 4.1A (Organization & Power), 4.2A (Authority), 4.3A(a)(i) (Noncontravention of Organizational Documents), 4.4A (Ownership), 4.6A (Brokers), 5.1 (Organization & Power), 5.2 (Authorization), 5.3(a)(i) (Noncontravention of Organizational Documents), 5.5 (Brokers), and 5.6 (Investor Representations and Warranties) shall survive the Closing indefinitely (the representations and warranties set forth in clause (ii) are collectively, the “Fundamental Representations”) and (b) the covenants and other agreements contained in this Agreement shall survive indefinitely unless otherwise terminated by their express terms; provided, however, that if any Indemnified Party provides notice within the applicable period specified in this Section 7.1 to the Indemnifying Party, as applicable, of any matter for which such Indemnifying Party may be liable, and such claim shall not have been finally resolved before the expiration of the applicable period referred to in this Section 7.1, any representation or warranty that is the basis for such claim shall continue to survive with respect to such claim and shall remain a basis for indemnity under this Article VII as to such claim until such claim is finally resolved.

Section 7.2    Indemnification by the Company and the Sellers.

(a)    Subject to the terms of this Article VII, the Company and each Seller, jointly and severally, shall indemnify, defend and hold harmless Buyer, its Affiliates (for the sake of clarity, excluding the Company) and their respective Representatives, successors and assigns (the “Buyer Indemnified Parties”), from, against, for and in respect to any and all Losses imposed upon, suffered by or incurred by any such Buyer Indemnified Party by reason of, resulting from, based on, arising out of or in connection with any of the following (without duplication): (i) any breach or inaccuracy of any representation or warranty of the Company in this Agreement (including any representation or warranty of the Company in the Disclosure Schedules) or any certificate delivered by or on behalf of the Company at Closing, (ii) any breach or inaccuracy of any representation or warranty of a Seller contained this Agreement (including any representation or warranty of a Seller in the Disclosure Schedules) or any certificate delivered by or on behalf of a Seller at the Closing, (iii) any breach of any covenant, obligation or agreement of the Company contained in this Agreement, (iv) any breach of any covenant, obligation or agreement of a Seller or the Sellers’ Representative contained in this Agreement, (v) any Indebtedness of the Company and (vi) the matters set forth on Schedule 7.2(a)(vi).

(b)    The Company and the Sellers shall have no liability under Section 7.2(a)(i) or Section 7.2(a)(ii) (other than with respect to Losses arising out of any breach or inaccuracy of any Fundamental Representations or fraud) with respect to any claim (or series of related claims), unless the aggregate amount of Losses that would be payable with respect to such claim (or series of related claims) exceeds an amount equal to $10,000 (the “De Minimis Amount”). For purposes of clarity, if the Losses claimed by any of the Buyer Indemnified Parties with respect to any claim (or series of related claims) does not exceed the De Minimis Amount, it shall not count towards the Threshold Indemnity Amount. Notwithstanding anything to the contrary contained herein, all Qualifications (other than the Specified Instances) shall be disregarded for all purposes of this Section 7.2. The Company and the Sellers shall not be liable for any indemnification of any Losses under Section 7.2(a)(i) or Section 7.2(a)(ii) to the extent Buyer had knowledge of the associated inaccuracy or breach prior to the Closing.

(c)    The indemnification rights of the Buyer Indemnified Parties pursuant to Section 7.2(a)(i) and Section 7.2(a)(ii) (other than with respect to Losses arising out of any breach or inaccuracy of any Fundamental Representations or fraud) shall not be effective until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant thereto exceeds $224,750 (the “Threshold Indemnity Amount”), at which time the Buyer Indemnified Parties shall be entitled to receive indemnification for all Losses suffered by the Buyer Indemnified Parties above the Threshold Indemnity Amount.

(d)    The aggregate indemnification obligations of the Company and the Sellers pursuant to Section 7.2(a)(i) and Section 7.2(a)(ii) (other than with respect to Losses arising out of any breach or inaccuracy of any Fundamental Representations or fraud) shall be limited to $2,000,000 (or in the case of any Seller, such Seller’s Pro Rata Share of $2,000,000). The aggregate indemnification obligations of the Company and the Sellers pursuant to Section 7.2(a)(vi) shall be as set forth in Schedule 7.2(a)(vi). Subject to the foregoing caps and other limitations set forth in this Article VII, the maximum aggregate indemnification obligations of the Company and the Sellers pursuant to Section 7.2(a), including with respect to Losses arising out of any breach or inaccuracy of any Fundamental Representations, shall be limited to $15,000,000 (other than with respect to Losses arising out of fraud) (or, in the case of any Seller, such Seller’s Pro Rata Share of $15,000,000).

(e)    The Company’s and the Sellers’ indemnification obligations pursuant to Section 7.2(a)(vi) shall be subject to the terms and conditions set forth on Schedule 7.2(a)(vi), which shall control to the extent of any inconsistency with any other provision of this Agreement.

(f)    The Buyer Indemnified Parties (i) shall first seek recovery for any Losses for which they are entitled to indemnification pursuant to Section 7.2(a) from the then remaining Escrow Funds, which shall be the first source of recovery for all such Losses, and (ii) only after exhaustion or final distribution of the then remaining Escrow Funds may any Buyer Indemnified Party seek indemnification of such amounts not satisfied by the then remaining Escrow Funds from the Sellers and the Company on a joint and several basis, in each case, in accordance with, and subject to the terms and limitations set forth in, this Article VII. After exhaustion or final distribution of the Escrow Funds, the Buyer Indemnified Parties shall be entitled but not required to seek recovery for indemnification pursuant to Section 7.2(a) from any Seller or the Company, in each case, in accordance with, and subject to the terms and limitations set forth in, this Article VII.

(g)    If after exhaustion or final distribution of the Escrow Funds the Buyer Indemnified Parties are at that time, or later become, entitled to additional indemnification payments, then at the election of the Company made by written notice to Buyer given after the exhaustion or final distribution of any then remaining Escrow Funds (an “Offset Notice”), indemnification payments that are due and unpaid as of the date of the Offset Notice shall be satisfied (notwithstanding the last sentence of Section 7.2(f)) by offsetting each calendar month beginning with the month following the Offset Notice up to 50% of the monthly amounts (the “Monthly Limit”) owed by Buyer to the Company pursuant to Section 6.1 of the SDLA (the “License Fee Offset”) pursuant to the following provisions:

(i)    the Offset Notice shall set forth the aggregate amount of indemnification payments subject to the License Fee Offset;

(ii)    the Offset Notice once made shall be revocable by the Company and/or any one or more Sellers with respect to the indemnification payments subject to such Offset Notice if the Company and/or any one or more Sellers pays the remaining indemnification payments in full in immediately available funds at the time of revocation of the Offset Notice;

(iii)    indemnification payments subject to the License Fee Offset shall be deemed satisfied at the rate of $1.00 for each $1.25 that is offset;

(iv)    if Buyer Indemnified Parties are unable to fully satisfy indemnification obligations subject to an Offset Notice in the calendar month immediately following delivery of such Offset Notice as a result of the Monthly Limit, the remaining balance of such indemnification obligations shall be carried forward (a “Carried-

Forward Amount”) and shall be paid by means of a License Fee Offset in subsequent months until fully satisfied (provided, that in no event shall the aggregate amount offset in any such month exceed the Monthly Limit);

(v)    if (x) the Buyer Indemnified Parties are unable to fully satisfy a Carried-Forward Amount by means of a License Fee Offset in any month following the second month following the delivery of the Offset Notice to which such Carried-Forward Amount relates and (y) the amounts payable by Buyer to the Company pursuant to the SDLA with respect to such month are less than $250,000 in the aggregate, then the Buyer Indemnified Parties shall be entitled, but not required, to seek recovery for such Carried-Forward Amount from any Seller or the Company, in each case, in accordance with, and subject to the terms and limitations set forth in, this Article VII; to the extent that the Buyer Indemnified Parties recover amounts from any Seller or the Company pursuant to this Section 7.2(g)(v), the applicable Carried-Forward Amount shall be reduced accordingly;

(vi)    if the Company or any Seller fails to pay when due any indemnification payment due by them pursuant to this Section 7.2, then upon written notice by the Buyer Indemnified Party to the Company or such Seller, Buyer shall have the right to offset such unpaid amounts as if such unpaid amounts were subject to an Offset Notice (a “Default Offset”);

(vii)    the Company and the Sellers shall continue to be liable to the Buyer Indemnified Parties with respect to unpaid defaulted amounts that are subject to a Default Offset and with respect to Carried-Forward Amounts until such amounts are fully paid, whether by means of License Fee Offset, personal recovery or a combination of the two; and

(viii)    for clarity, the Company shall not be entitled to recover from any Seller indemnification payments that are satisfied through the License Fee Offset or a Default Offset.

(h)    Notwithstanding anything to the contrary in this Agreement, to the extent that any Losses have been imposed upon, suffered by or incurred by any Buyer Indemnified Party and with respect to such Losses such Buyer Indemnified Party would, at the time such claim is made, be entitled to make a claim for indemnification both (x) pursuant to Section 7.2(a)(i) or Section 7.2(a)(ii) and (y) pursuant to Section 9.1 of the SDLA, such Buyer Indemnified Party shall not be entitled to indemnification pursuant to Section 7.2(a)(i) or Section 7.2(a)(ii) with respect to such Losses.

Section 7.3    Indemnification by Buyer.

(a)    Subject to the terms of this Article VII, Buyer shall indemnify, defend and hold harmless the Sellers, their Affiliates and their respective Representatives, successors and assigns (the “Seller Indemnified Parties”) from, against, for and in respect to any and all Losses imposed upon, suffered by or incurred by any such Seller Indemnified Party by reason of, resulting from, based on, arising out of or in connection with: (i) any breach or inaccuracy of any representation or warranty of Buyer contained this Agreement (including any representation or warranty of Buyer in the Disclosure Schedules), (ii) any breach of any covenant, obligation or agreement of Buyer contained in this Agreement and (iii) the matters set forth on Schedule 7.3(a)(iii).

(b)    Buyer shall have no liability under Section 7.3(a)(i) (other than with respect to Losses arising out of any breach or inaccuracy of any Fundamental Representations or fraud) with respect to any claim (or series of related claims), unless the aggregate amount of Losses that would be payable with respect to such claim (or series of related claims) exceeds an amount equal to the De Minimis Amount. Notwithstanding anything to the contrary contained herein, all Qualifications (other than the Specified Instances) shall be disregarded for purposes of this Section 7.3. Buyer shall not be liable for any indemnification of any Losses under Section 7.3(a)(i) or Section 7.2(a)(ii) to the extent the Company or any Seller had knowledge of the associated inaccuracy or breach prior to the Closing.

(c)    The indemnification rights of the Seller Indemnified Parties pursuant to Section 7.3(a)(i) (other than with respect to Losses arising out of any breach or inaccuracy of any Fundamental Representations or fraud) shall not be effective until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant thereto exceeds the Threshold Indemnity Amount, at which time the Seller Indemnified Parties shall be entitled to receive indemnification for all Losses suffered by the Seller Indemnified Parties above the Threshold Indemnity Amount.

(d)    The aggregate indemnification obligations of Buyer pursuant to Section 7.3(a)(i) (other than with respect to Losses arising out of any breach or inaccuracy of any Fundamental Representations or fraud) shall be limited to $2,000,000. The aggregate indemnification obligations of Buyer pursuant to Section 7.3(a)(iii) shall be as set forth in Schedule 7.3(a)(iii). Subject to the foregoing caps and other limitations set forth in this Article VII, the maximum aggregate indemnification obligations of Buyer pursuant to Section 7.3(a), including with respect to Losses arising out of any breach or inaccuracy of any Fundamental Representations, shall be limited to $15,000,000 (other than with respect to Losses arising out of fraud).

(e)    Buyer’s indemnification obligations pursuant to Section 7.3(a)(iii) shall be subject to the terms and conditions set forth on Schedule 7.3(a)(iii), which shall control to the extent of any inconsistency with any other provision of this Agreement.

Section 7.4    Indemnification Procedures.

(a)    If a party seeking indemnification hereunder (an “Indemnified Party”) has a Claim for which a party may be required to provide indemnification hereunder (an “Indemnifying Party”), including with respect to any claim or demand made by any Person against such Indemnified Party (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Claim (the “Claim Notice”); provided, however, that no delay in or failure to give a Claim Notice (or any related information therein) pursuant to this Section 7.4(a) shall adversely affect any of the rights or remedies that the Indemnified Party has under this Agreement, or alter or relieve any Indemnifying Party of any indemnification obligation hereunder, except to the extent that such Indemnifying Party is actually and materially prejudiced by such delay; provided, further, that notice to the Sellers’ Representative shall constitute notice to all Sellers. The Claim Notice shall specify, in reasonable detail, the nature and estimated amount of any such Claim. For purposes of this Section 7.4, “Claim” means any matter or claim which an Indemnified Party has determined may give rise to a claim for which indemnification is proper under Section 7.2 or Section 7.3.

(b)    The Indemnifying Party shall respond to the Indemnified Party (a “Claim Response”) within 10 Business Days (the “Response Period”) after the date that the Claim Notice is delivered in accordance with Section 8.1. Any Claim Response must specify whether or not the Indemnifying Party disputes the Claim described in the Claim Notice. If the Indemnifying Party fails to give a Claim Response within the Response Period, the Indemnifying Party will be deemed not to dispute the Claim described in the related Claim Notice. If the Indemnifying Party elects not to dispute a Claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then such Claim (including the Losses alleged in the Claimed Notice) will be conclusively deemed to be subject to indemnification hereunder. If the Indemnifying Party delivers a Claim Response within the Response Period indicating that they dispute one or more of the matters identified in the Claim Notice (a “Claim Dispute”), then Representatives of Buyer and the Sellers’ Representative shall promptly meet and use commercially reasonable efforts to settle the dispute. If Buyer and Sellers’ Representative are unable to reach agreement within 30 days after the conclusion of the Response Period, then either Buyer or Sellers’ Representative may resort to other legal remedies subject to the limitations set forth in this Agreement.

(c)    Subject to the terms and conditions of this Section 7.4(c), the Indemnifying Party shall be entitled to assume and control the defense of any Third Party Claim at the Indemnifying Party’s sole expense and through counsel of the Indemnifying Party’s choosing (such counsel to be reasonably acceptable to the Indemnified Party); provided, that the Indemnifying Party gives written notice of its intention to do so to the Indemnified Party within 10 Business Days after the receipt of the Claims Notice with respect to such Third Party Claim, which notice acknowledges that the Indemnifying Party is obligated to indemnify the Indemnified Party under this Article VII with respect to such Third Party Claim (a “Defense Notice”); provided, further, that the Indemnified Party is hereby authorized (upon reasonable prior written notice to the Indemnifying Party), prior to the Indemnifying Party’s delivery of a Defense Notice, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party.

(d)    Notwithstanding Section 7.4(c), the Indemnifying Party shall be entitled to direct the defense of a Third Party Claim for only so long as (i) the Indemnifying Party conducts the defense in an active and diligent manner, (ii) the Third Party Claim is not in respect of any matter involving criminal liability, (iii) the matter that is the subject of the Third Party Claim does not seek as a cause of action the imposition of an equitable or injunctive remedy, (iv) the amount at issue in such Third Party Claim (together with all pending and previously resolved Claims) does not exceed the Indemnifying Party’s indemnification obligations under Section 7.2 or Section 7.3, as applicable, (v) the Third Party Claim does not involve a material Customer, material Subcontractor or material Supplier, (vi) the Indemnifying Party does not have an interest with respect to such Third Party Claim that conflicts, in the reasonable judgment of the Indemnified Party, with the interests of the Indemnified Party and (vii) the Indemnified Party has not irrevocably waived its right to indemnity under Section 7.2 or Section 7.3, as applicable, with respect to such Third Party Claim. If an Indemnified Party wishes to terminate the Indemnifying Party’s direction and defense of a Third Party Claim pursuant to this Section 7.4(d), it shall give written notice of its intention to do so to the Indemnifying Party (indicating the subclause of this Section 7.4(d) on which such Indemnified Party is relying) not later than 10 Business Days prior to its reassumption of the direction and defense of such Third Party Claim (the “Reassumption Notice”).

(e)    An Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party, which it may withhold in its sole discretion, unless the sole remedy provided therein (i) is monetary damages that are paid in full by the Indemnifying Party or from the remaining Escrow Funds, as the case may be, (ii) does not include any admission of wrongdoing or violation of Law and (iii) includes a full release of the Indemnified Party and its Affiliates, in which case such consent shall not be unreasonably withheld, conditioned or delayed. So long as the Indemnifying Party is contesting a Third Party Claim in accordance with this Section 7.4, the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party elects not to contest the Third Party Claim or is precluded from contesting or otherwise loses its ability to contest such Third Party Claim, the Indemnified Party shall have the right to pay, compromise or contest such Third Party Claim in its discretion. If an Indemnifying Party assumes the defense of a Third Party Claim pursuant to, and in accordance with, this Section 7.4, (x) the Indemnified Party may participate in such defense with counsel of its own choosing, at its own expense, and (y) the Indemnifying Party shall conduct the defense of such Third Party Claim actively and diligently. The Indemnifying Party and the Indemnified Party shall cooperate fully with each other as to all Third Party Claims, shall make available to each other as reasonably requested all information, records and documents relating to all Third Party Claims and shall preserve all such information, records and documents until the termination of any Third Party Claim.

(f)    Subject to the terms hereof, the Indemnifying Party shall pay to the Indemnified Party the full amount of any and all Losses under this Article VII within 10 Business Days after (i) the expiration of the Response Period with respect to a Claim that is not contested, (ii) the date that any Action with respect to a contested Claim is finally terminated and no further appeal may be taken with respect thereto or (iii) the date that a contested Claim has been finally settled or compromised, as the case may be.

(g)    Except for claims arising out of or relating to fraud and except for the right of the parties to seek specific performance or injunctive or other equitable relief to require any other party to perform its obligations under this Agreement, the remedies provided in this Article VII shall be the sole and exclusive remedies of the parties, from and after the Closing, with respect to this Agreement and the representations, warranties, covenants and agreements set forth herein.

(h)    The Indemnified Party shall not be obligated to pursue any claims against, or otherwise recover amounts from, any third party liable or responsible for any Losses or to otherwise mitigate any Losses. The Indemnifying Party shall not be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of any Loss or Third Party Claim.

Section 7.5    No Contribution from Company. In no event shall the Company have any Liability to any Seller for breaches of the representations, warranties, agreements or covenants of the Sellers or any Seller, and neither the Sellers nor any Seller shall have any right of contribution, indemnity or other right or remedy against the Company in connection with any indemnification obligation to which the Sellers or any Seller may become subject under this Agreement.

Section 7.6    Adjustment to Purchase Price. All indemnification payments paid pursuant to this Article  VII shall, to the maximum extent permitted by Law, be treated as an adjustment to the Purchase Price for Tax purposes.

Section 7.7    Other Limitations.

(a)    Payments by an Indemnifying Party pursuant to Section 7.2 or Section 7.3 in respect of any Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses (to the extent any such Losses are covered by such policies or agreements) prior to seeking indemnification under this Agreement.

(b)    Payments by an Indemnifying Party pursuant to Section 7.2 or Section 7.3 in respect of any Losses shall be reduced by an amount equal to any Tax benefit realized as a result of such Losses by the Indemnified Party.

ARTICLE VIII
MISCELLANEOUS

Section 8.1    Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by electronic mail transmission or sent by private overnight courier service:

(a)    if to the Sellers’ Representative, the Sellers, any Seller or the Company, to:

Accu-Trade, LLC
1373 Lancaster Road
Manheim, PA 17545
Attention: James Sibel
e-mail: jsibel@rhasales.com

with a copy (which shall not constitute notice) to:
McNees Wallace & Nurick LLC
100 Pine Street
Harrisburg, PA 17101
Attention: Meera R. Modi, Esq.
e-mail: mmodi@mcneeslaw.com

(b)    if to Buyer, to:

TrueCar, Inc.
120 Broadway, Suite 200
Santa Monica, CA 90401
Attention: Jeff Swart
e-mail: jswart@truecar.com

or to such substitute individual or address or electronic mail as a party may designate for itself by notice to the other parties given as provided in this Section 8.1. If personally delivered, then such communication shall be deemed given on the date of actual receipt; if sent by electronic mail transmission, then such communication shall be deemed given on the date of such transmission (with sender bearing the burden of proof of delivery) or, if the transmission is not made before 5:00 p.m., local time at the place of receipt on a Business Day, the first Business Day after the date of transmission (and such communication shall also be transmitted on the date of transmission, or deemed transmission, in hardcopy by mail or courier in accordance with this Section 8.1); and if sent by overnight courier, then such communication shall be deemed given on the date that is two Business Days following the date so provided to the overnight courier for delivery to the other.
Section 8.2    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, the purpose of such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 8.3    Counterparts. This Agreement may be executed and delivered (including by facsimile, .pdf or similar electronic transmission) by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 8.4    Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Disclosure Schedules and Exhibits) and the other Transaction Documents, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (including that certain Term Sheet, dated July 19, 2018, by and among Buyer, the Company and RHAS) and (b) except for the Indemnified Parties as provided in Article VII, is not intended to confer upon any Person (including any employee of the Company) other than the parties, any rights or remedies hereunder.

Section 8.5    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to rules governing the conflict of laws.

Section 8.6    Consent to Jurisdiction.

(a)    Each of the parties hereby irrevocably and unconditionally consents and submits to the sole and exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom (or, if such courts lack subject matter jurisdiction over any Action, such Action shall be brought in another federal or state court located in the State of Delaware and any appellate court therefrom) (in such order, the “Chosen Courts”), for any Action arising out of or relating to this Agreement or the negotiation, validity or performance of this Agreement or the transactions contemplated hereby (and agrees not to commence any Action relating thereto except in such Chosen Courts), waives any objection to the laying of venue of any such Action in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such Action brought therein has been brought in an inconvenient forum. Each of the parties agrees, (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (ii) that service of process may also be made on such party by prepaid certified mail to the notice address under Section 8.1 with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to clauses (i) or (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

(b)    THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF HEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HEREBY ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT

AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

Section 8.7    Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns; provided, that neither this Agreement nor any of the rights or obligations hereunder shall be assigned by Buyer without the prior written consent of the Sellers’ Representative or by the Company or any Seller without the prior written consent of Buyer; provided, further, that without such consent, (I) but upon providing the Company ten (10) Business Days’ advance written notice (a) Buyer may assign this Agreement to any of its wholly-owned Affiliates (provided, that Buyer guarantees such Affiliate’s obligations hereunder in connection with such assignment); (b) Buyer or its Affiliates may collaterally assign this Agreement to any lender to Buyer or its Affiliates; and (c) any Buyer Indemnified Party may assign its rights under Article VII (including its rights to receive amounts from the Escrow Funds) to any other Buyer Indemnified Party and (II) Buyer may assign this Agreement to any Person that acquires all or substantially all of the business or assets of Buyer to which this Agreement pertains, whether by merger, reorganization, acquisition, sale or other business combination (including the acquisition of 50% or more of Buyer’s outstanding equity securities), provided the Company is given prompt written notice (but in any event within ten (10) Business Days) of such assignment. In the event of any assignment pursuant to clause (b) of the immediately preceding sentence, the Person assigning such interest may (i) authorize and empower such lender to assert, either directly or on behalf of such party, any claims such party may have against any other party to this Agreement under this Agreement and (ii) make, constitute and appoint one agent bank in respect of such financing (and all officers, employees and agents designated by such agent) as the true and lawful attorney and agent-in-fact of such party for the purpose of enabling the financing sources to assert and collect any such claims. Any attempted assignment in violation of the terms of this Section 8.7 shall be null and void, ab initio.

Section 8.8    Construction.

(a)    The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b)    References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby,” “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Unless otherwise indicated, references in this Agreement to dollars are to United States dollars. When a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated. The word “or” is used in the inclusive sense of “and/or.” The title of each Article and the headings or titles preceding the text of Sections are inserted solely for convenience of reference, and shall not constitute a part of this Agreement. The phrase “to the extent” shall mean the degree to which a subject or other matter extends, and such phrase shall not simply mean “if.” Any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or other electronic means of readable communication (including e-mail communications). When calculating the period of time within which or following which any act is to be done pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is a non-Business Day, the period in question shall end on the next Business Day. Where the term “made available” is used in this Agreement, it means that the same has been accessible at least two Business Days prior to the date of this Agreement in the virtual data room for the transactions contemplated hereby (or similar transactions for an interest in the Company or its operations) hosted by Citrix ShareFile under the project name “Accu-Trade – TrueCar.”

(c)    The Recitals to this Agreement are incorporated by reference in this Agreement and made a part of this Agreement. The Disclosure Schedules are incorporated by reference in this Agreement and made a part of this Agreement, and they may be referred to in this Agreement and any other related instrument or document without being attached to such related instrument or document.

Section 8.9    Time of Essence. Each of the parties hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence; provided, that the foregoing shall not be construed to limit or deprive a party of the benefits of any notice, cure or grace period provided for in this Agreement.

Section 8.10    Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Buyer and the Sellers’ Representative, and may not be waived except by an instrument in writing signed by the party against whom such waiver is to be enforced. Except with respect to any provision contained herein that provides for a specific time period to exercise a right, power or privilege, the failure or delay of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. No single or partial exercise of any right, power or remedy hereunder precludes any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. No notice to or demand on one party shall be deemed to be a waiver of any right of the party giving such notice or demand to take further action without notice or demand.

Section 8.11    Further Assurances. The Sellers and the Company shall from time to time after the Closing Date, at Buyer’s request, execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Acquired Interests. Each of the parties shall cooperate with the others and execute and deliver to the other parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party as necessary to carry out, evidence and confirm the intended purposes of this Agreement. Each party shall bear its own costs and expenses in compliance with this Section 8.11 (other than any reasonable out-of-pocket costs and expenses, which shall be borne by the party making the applicable request).

Section 8.12    Specific Performance. Each party acknowledges and agrees that the other parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the parties could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any party may be entitled under this Agreement, at law or in equity, each party shall be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 8.13    Sellers’ Representative.

(a)    Each Seller, by virtue of his or its execution and approval of this Agreement and acceptance of consideration hereunder, irrevocably nominates, constitutes and appoints Robert M. Hollenshead as the Sellers’ representative (the “Sellers’ Representative”) to act as agent, agent for service of process and true and lawful attorney-in-fact of such Seller, with full power of substitution, to (i) act in the name, place and stead of such Seller with respect to this Agreement, the Escrow Agreement and any other Transaction Document and the transactions contemplated hereby and thereby, (ii) take any and all actions (whether prior to, contemporaneously with or after such nomination, constitution and appointment) and make any decisions required or permitted to be taken or made by the Sellers’ Representative under this Agreement, the Escrow Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby, including the exercise of the power to execute, deliver, acknowledge, certify and file (in the name of any or all of the Sellers or otherwise) any and all documents, (iii) take any and all actions that the Sellers’ Representative may, in his sole discretion, determine to be necessary, desirable or appropriate on or after the date of this Agreement, (iv) act on behalf of any Seller in any Action involving this Agreement, the Escrow Agreement or any other Transaction Document and the transactions contemplated hereby and thereby and (v) receive on behalf of, and distribute (after payment of any unpaid expenses chargeable to the Sellers in connection with the transactions contemplated by this Agreement, the Escrow Agreement and the Transaction Documents), all amounts payable to such Sellers under the terms of this Agreement or any other Transaction Document. Robert M. Hollenshead hereby accepts his appointment as the Sellers’ Representative.

(b)    All notices delivered by Buyer following the Closing to the Sellers’ Representative (whether pursuant to this Agreement or otherwise) shall constitute notice to all Sellers.

(c)    The power of attorney granted in this Section 8.13: (i) is coupled with an interest and is irrevocable, (ii) shall survive the death, incapacity, bankruptcy, dissolution or liquidation of each Seller and (iii) may be delegated by the Sellers’ Representative.

(d)    Without limiting the generality of Section 8.13(a) and notwithstanding anything to the contrary contained in this Agreement or the other Transaction Documents, Buyer shall be entitled to deal exclusively with the Sellers’ Representative on all matters described in Section 8.13(a), and each Buyer Indemnified Party shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to Article VII, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Sellers’ Representative, as fully binding upon such Seller.

(e)    The Sellers’ Representative may at any time designate a replacement Sellers’ Representative and each Seller, by virtue of its or his execution of this Agreement, approval of this Agreement and acceptance of the consideration contemplated by this Agreement, hereby consents to such replacement Sellers’ Representative. If the Sellers’ Representative dies, becomes disabled or otherwise is unable to fulfill his responsibilities as representative of Sellers, then the Sellers shall, within 30 days after such death or disability, appoint a successor representative and, promptly thereafter, notify Buyer of the identity of such successor. Any such successor shall upon such notice become the “Sellers’ Representative” for purposes of this Agreement.

(f)    No bond shall be required of the Sellers’ Representative and the Sellers’ Representative shall receive no compensation for his services. The Sellers’ Representative shall not be liable to any Seller for any act done or omitted hereunder as Sellers’ Representative while acting in good faith and in the exercise of his reasonable business judgment with respect to any matter arising out of or in connection with the acceptance or administration of his duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). The Sellers’ Representative shall be entitled to be indemnified by the Sellers for any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Sellers’ Representative with respect to any matter arising out of or in connection with the acceptance or administration of his duties hereunder. The Sellers’ Representative shall be entitled to recover from Sellers any out-of-pocket costs and expenses reasonably incurred by the Sellers’ Representative in good faith and in connection with actions taken by the Sellers’ Representative pursuant to this Agreement or the Transaction Documents contemplated hereby (including the hiring of legal counsel and the incurring of legal fees and costs). The Sellers’ Representative shall keep reasonably detailed records of the costs and expenses for which he seeks reimbursement as herein provided.

Section 8.14    No Commitment for Additional Financing. The Company acknowledges and agrees that Buyer has not made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Acquired Interests as set forth herein and subject to the terms and conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no statements, whether written or oral, made by Buyer or its Representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by Buyer or its representatives and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by Buyer and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Accordingly, other than as expressly set forth in the A&R LLC Agreement, Buyer shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

Section 8.15    Seller Release . Each Seller, on such Seller’s behalf and on behalf of such Seller’s respective Affiliates, legal representatives, heirs, successors and assigns (collectively, the “Seller Releasing Parties”), hereby absolutely, unconditionally and irrevocably releases and forever discharges the Company and its respective present and former subsidiaries, successors and assigns, and their respective directors, officers, managers, members, agents and employees (collectively, the “Company Released Parties”) from any and all Actions, Liabilities, Losses, costs, reimbursements, damages (whether for compensatory, special, incidental or punitive damages, equitable relief or otherwise), demands, recoveries, indemnities and obligations of any kind, in law, at equity or otherwise, whether known or unknown, whether concealed or hidden, whether disclosed or undisclosed, whether contingent or absolute, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether foreseen or unforeseen, whether anticipated or unanticipated, whether suspected or unsuspected and whether arising by operation of law or otherwise, including with respect to conduct that is negligent, grossly negligent, willful, intentional, with or without malice or a breach of any duty, Law or rule, which such Seller Releasing Parties ever have had, or ever in the future may have against the Company Released Parties and which are based on acts, events or omissions occurring up to and including the Closing Date (the “Released Claims”); provided, that the foregoing release shall not release, impair or diminish, and the term “Released Claims” shall not include, in any respect, the Sellers’ rights under this Agreement or the other Transaction Documents. Each Seller, on behalf of such Seller and the Seller Releasing Parties, agrees not to, and agrees to cause such Seller’s respective Affiliates not to, whether in such Seller’s own capacity, as successor, by reason of assignment or otherwise, assert, commence, join in, or assist or encourage any third party in asserting, any Released Claim against any Company Released Party. Each Seller, on behalf of such Seller and the Seller Releasing Parties, hereby waives any rights that such Seller or any Seller Releasing Party may have under any Law which provides that a general release does not extend to claims which the releasing party does not know or suspect to exist in the releasing party’s favor at the time of executing the release, which if known by such the releasing party may have materially affected such the releasing party’s settlement. Each Seller acknowledges that the foregoing waiver was separately bargained for and is a key element of this Agreement.

[Execution Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

BUYER:

TRUECAR, INC.

By:     /s/Chip Perry
Name:     Chip Perry
Title:     President and Chief Executive Officer

COMPANY:

ACCU-TRADE, LLC

By:     /s/ Robert M. Hollenshead
Name:     Robert M. Hollenshead
Title:     Manager

SELLERS:

/s/ Robert M. Hollenshead
Robert M. Hollenshead

/s/ Jeffrey J. Zamora
Jeffrey J. Zamora

R.M. Hollenshead Auto Sales & Leasing, Inc.

By:    /s/ Robert M. Hollenshead
Name:     Robert M. Hollenshead
Title:     President